SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-12

AMKOR TECHNOLOGY, INC.

(Name of Registrant as Specified In Its Charter)

(Name(s) of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

1900 South Price Road
Chandler, Arizona 85286

July 13, 2007
To Our Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders of Amkor Technology, Inc. The Annual Meeting will be held on Monday, August 6, 2007 at 10:00 a.m., at the Crown Plaza Valley Forge Hotel, located at 260 Mall Blvd., King of Prussia, Pennsylvania 19406, telephone number (610) 265-7500.

The actions expected to be taken at the Annual Meeting are described in detail in the attached Proxy Statement and Notice of Annual Meeting of Stockholders.

We also encourage you to read the Annual Report. It includes information about our company, as well as our audited financial statements. A copy of our Annual Report was previously sent to you or is included with this Proxy Statement.

Please use this opportunity to take part in the affairs of Amkor by voting on the business to come before this meeting. Whether or not you plan to attend the meeting, please complete, sign, date and return the accompanying proxy in the enclosed postage-prepaid envelope. Returning the proxy does NOT deprive you of your right to attend the meeting and to vote your shares in person for the matters to be acted upon at the meeting.

We look forward to seeing you at the Annual Meeting.

Sincerely,
James J. Kim
Chairman of the Board and
Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To be held on August 6, 2007
INFORMATION CONCERNING SOLICITATION AND VOTING
PROPOSAL ONE
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
PROPOSAL TWO
PROPOSAL THREE
PROPOSAL FOUR
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
INCORPORATION BY REFERENCE
ANNUAL REPORT ON FORM 10-K
Appendix B

AMKOR TECHNOLOGY, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on August 6, 2007

Dear Amkor Stockholder:

On Monday, August 6, 2007, Amkor Technology, Inc., a Delaware corporation, will hold its 2007 Annual Meeting of Stockholders at the Crown Plaza Valley Forge Hotel, located at 260 Mall Blvd., King of Prussia, Pennsylvania 19406, telephone number (610) 265-7500. The meeting will begin at 10:00 a.m.

Only stockholders of record who held shares of Amkor common stock at the close of business on June 29, 2007 may vote at this meeting or any adjournments or postponements that may take place. A complete list of stockholders entitled to vote at the Annual Meeting will be available for examination by the stockholders for any purpose relating to the meeting at our principal executive offices at 1900 South Price Road, Chandler, Arizona for a period of at least ten days prior to the meeting. The list also will be available at the Annual Meeting.

At the meeting stockholders will be asked to:

1.  Elect the Board of Directors.

2.  Approve the 2007 Executive Incentive Bonus Plan.

3.  Approve the 2007 Equity Incentive Plan.

4.  Approve the ratification of the appointment of our independent registered public accounting firm for 2007.

5.  Transact such other business properly presented at the meeting.

The Board of Directors recommends that you vote in favor of the four proposals outlined in this proxy statement.

The approximate mailing date of this proxy statement and proxy card is July 13, 2007.

THE BOARD OF DIRECTORS

July 13, 2007
Chandler, Arizona

YOUR VOTE IS IMPORTANT

To assure your representation at the Annual Meeting, you are requested to complete, sign and date the enclosed proxy as promptly as possible and return it in the enclosed envelope, which requires no postage if mailed in the United States.

AMKOR TECHNOLOGY, INC.

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

This proxy statement is furnished in connection with the solicitation of proxies by Amkor Technology, Inc.’s Board of Directors. The proxies will be voted at the Annual Meeting of Stockholders to be held on Monday, August 6, 2007, at 10:00 a.m., and at any adjournments or postponements that may take place.

The Annual Meeting will be held at the Crown Plaza Valley Forge Hotel, located at 260 Mall Blvd., King of Prussia, Pennsylvania 19406, telephone number (610) 265-7500. Our principal executive offices are located at 1900 South Price Road, Chandler, Arizona 85286, telephone number (480) 821-5000.

We intend to mail definitive copies of these proxy materials on or about July 13, 2007 to stockholders of record who held our common stock at the close of business on June 29, 2007.

The following is important information in a question-and-answer format regarding the Annual Meeting and this proxy statement.

Q:	What may I vote on?

A: 1.	The election of seven nominees to serve on our Board of Directors;

2.	Approval of the 2007 Executive Incentive Bonus Plan;

3.	Approval of the 2007 Equity Incentive Plan; and

4.	The ratification of the appointment of PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as our independent registered public accounting firm for the fiscal year ending December 31, 2007.

Q:	How does the Board recommend I vote on the proposals?

A:	The Board recommends a vote FOR each of the director nominees, FOR approval of the 2007 Executive Incentive Bonus Plan, FOR approval of the 2007 Equity Incentive Plan and FOR ratification of the appointment of PricewaterhouseCoopers as our independent registered public accounting firm for 2007.

Q:	Who is entitled to vote?

A:	Stockholders of record as of the close of business on June 29, 2007 (the “Record Date”) are entitled to vote at the Annual Meeting. Each stockholder is entitled to one vote for each share of common stock held on the Record Date. As of the Record Date, 181,478,290 shares of Amkor’s common stock were issued and outstanding.

Q:	How do I vote?

A:	Registered holders may vote in person at the Annual Meeting or by signing and dating each proxy card you receive and returning it in the postage-prepaid envelope. If your shares are held by a bank, brokerage firm or other record holder, please refer to your proxy card or other information provided to you for instructions on how to vote.

Q:	How can I change my vote or revoke my proxy?

A:	If you are a registered holder, you have the right to revoke your proxy and change your vote at any time before the meeting by returning a later-dated proxy card, by voting in person at the meeting or by mailing a written notice of revocation to the attention of Amkor’s Secretary, Amkor Technology, Inc., 1900 South Price Road, Chandler, Arizona 85286. If your shares are held by a bank, brokerage firm or other record holder, please contact that firm or holder for instructions on how to change your vote or revoke your proxy.

Q:	What does it mean if I get more than one proxy card?

A:	It means you hold shares registered in more than one account. Sign and return all proxies to ensure that all your shares are voted.

Q:	What is a “quorum”?

A:	A “quorum” is a majority of the outstanding shares. Shares may be present at the meeting or represented by proxy. There must be a quorum for the meeting to be held and action to be validly taken. If you submit a properly executed proxy card, even if you abstain from voting, then your shares will be counted toward the presence of a quorum. Abstentions are not counted in the tally of votes FOR or AGAINST a proposal. A withheld vote is the same as an abstention. If a broker indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter (broker non-votes), those shares will not be counted as present or represented for purposes of determining whether stockholder approval of that matter has been obtained but will be counted for purposes of establishing a quorum.

Q:	Who can attend the Annual Meeting?

A:	All stockholders as of the Record Date may attend. For stockholders of record, government-issued picture identification will be required to enter the meeting. If your shares are held in street name, please bring proof of share ownership with you to the Annual Meeting as well as your government-issued picture identification. A copy of your brokerage account statement or an omnibus proxy (which you can get from your broker) will serve as proof of share ownership. Individuals arriving at the meeting site will not be admitted unless we can verify ownership as of the Record Date as described above or by some other means.

Q:	How will voting on any other business be conducted?

A:	Although we do not know of any business to be considered at the 2007 Annual Meeting other than the proposals described in this proxy statement, if any other business is properly presented at the Annual Meeting, your signed proxy card gives authority to James J. Kim, Amkor’s Chief Executive Officer, and Kenneth T. Joyce, Amkor’s Chief Financial Officer, to vote your shares on such matters at their discretion.

Q:	How and when may I submit proposals for the 2008 Annual Meeting?

A:	To have your proposal included in our proxy statement and form of proxy for the 2008 Annual Meeting of Stockholders, we must receive your written proposal no later than March 15, 2008. You may submit proposals after this date for consideration at the 2008 Annual Meeting of Stockholders, but we are not required to include any proposal submitted after this date in the proxy statement or proxy card.

If you submit a proposal for the 2008 Annual Meeting after May 29, 2008, the proxy for the 2008 Annual Meeting may confer upon management authority to vote on your proposal at their discretion.

All proposals must, under law, be an appropriate subject for stockholder action and must be submitted in writing to Amkor’s Secretary, Amkor Technology, Inc., 1900 South Price Road, Chandler, Arizona 85286. You should also be aware of certain other requirements you must meet to have your proposal brought before the 2008 Annual Meeting. These requirements are explained in Rule 14a-8 of the Securities Exchange Act of 1934, as amended.

Q:	Who is soliciting proxies?

A:	This solicitation of proxies is made by the Board of Directors. All related costs will be borne by Amkor.

We have retained the services of Georgeson Shareholder to aid in the distribution of Annual Meeting materials to brokers, bank nominees and other institutional owners. We estimate we will pay Georgeson Shareholder a fee of approximately $3,000 for such services.

Proxies may also be solicited by certain of Amkor’s officers and regular employees, without additional compensation, in person or by telephone or facsimile.

PROPOSAL ONE

ELECTION OF DIRECTORS

There are seven candidates nominated for election to the Board of Directors (“Board of Directors” or “Board”) this year, six of whom are incumbent directors and one who is a first-time nominee to the Board. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the election of the seven nominees named below. Each nominee has consented to be named as a nominee in this proxy statement and to serve as a director if elected. Should any nominee become unable or decline to serve as a director or should additional persons be nominated at the meeting, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of as many nominees identified below as possible (and, if additional nominees have been designated by the Board to fill any vacancies, in such manner as to elect such additional nominees). Our nominees for the election of directors include five independent directors, as defined in the applicable rules for companies traded on Nasdaq. At the recommendation of our Nominating and Governance Committee, the Board has selected the nominees to serve as directors for a one-year term until our next annual meeting or until their successor is duly elected. We expect that each nominee will be able to serve as a director.

Required Vote

Directors are elected by a plurality of votes cast, so the seven candidates receiving the highest number of affirmative votes cast will be elected as directors. Votes withheld and broker non-votes are not counted toward the total votes cast in favor of a nominee.

The Board unanimously recommends a vote FOR the
election of each of the nominees for director below.

Nominees for the Board of Directors

The following table sets forth the names and the ages as of June 30, 2007 of our six incumbent directors who are being nominated for re-election to the Board of Directors and one new nominee for election to the Board of Directors.

Name	Age	Position

James J. Kim	71	Chief Executive Officer and Chairman
Roger A. Carolin(1)(4)	51	Director
Winston J. Churchill(3)(4)	66	Director
John T. Kim	38	Director
John F. Osborne(4)(5)	63	Nominee for Director
Constantine N. Papadakis(2)(4)	61	Director
James W. Zug(1)(3)(4)	67	Director

(1)	Member of Audit Committee.

(2)	Member of Compensation Committee.

(3)	Member of Nominating and Governance Committee.

(4)	Qualifies as “independent” under the definition set forth in the Nasdaq Marketplace Rules and SEC regulations, as determined by the Board of Directors.

(5)	Mr. Osborne was recommended for nomination to the Board by a non-management director.

Biographies Of Nominees For The Board Of Directors

James J. Kim.  James J. Kim, 71, has served as our Chief Executive Officer and Chairman since September 1997. Mr. Kim founded our predecessor, Amkor Electronics, Inc., in 1968 and served as its Chairman from 1970 to April 1998. Mr. James J. Kim is the father of John T. Kim, a member of our Board.

Roger A. Carolin.  Roger A. Carolin, 51, was elected to our Board of Directors in February 2006. Mr. Carolin is currently a Venture Partner at SCP Partners, a multi-stage venture capital firm with over $800 million under management that invests in technology-oriented companies. At SCP, Mr. Carolin works to identify attractive investment opportunities and assists portfolio companies in the areas of strategy development, operating management and intellectual property. Mr. Carolin co-founded CFM Technologies, Inc., a global manufacturer of semiconductor process equipment, and served as its Chief Executive Officer for 10 years until the company was acquired. Mr. Carolin formerly worked for Honeywell, Inc. and General Electric Co., where he developed test equipment and advanced computer systems for on-board missile applications. Mr. Carolin holds a B.S. in Electrical Engineering from Duke University and an M.B.A. from Harvard Business School.

Winston J. Churchill.  Winston J. Churchill, 66, has been a director of Amkor since July 1998. Mr. Churchill is the managing general partner of SCP Partners, a multi-stage venture capital firm with over $800 million under management that invests in technology-oriented companies. Mr. Churchill is also Chairman of CIP Capital Management, Inc., an SBA-licensed private equity fund. Previously, Mr. Churchill was a managing partner of Bradford Associates, which managed private equity funds on behalf of Bessemer Securities Corporation and Bessemer Trust Company. From 1967 to 1983, Mr. Churchill practiced law at the Philadelphia firm of Saul Ewing, LLP, where he served as Chairman of the Banking and Financial Institutions Department, Chairman of the Finance Committee and was a member of the Executive Committee. Mr. Churchill is a director of Auxilium Pharmaceuticals, Inc., Griffin Land and Nurseries, Inc., Innovative Solutions and Support, Inc. and of various SCP portfolio companies. In addition, he serves as a director on the boards of a number of charities and as a trustee of educational institutions including Fordham University, Georgetown University, Immaculata University, the Gesu School and the Young Scholars Charter School. From 1989 to 1993, Mr. Churchill served as Chairman of the Finance Committee of the Pennsylvania Public School Employees’ Retirement System.

John T. Kim.  John T. Kim, 38, has been a director of Amkor since August 2005. Mr. Kim served in various capacities at Amkor between 1992 and 2005, as an Amkor employee and as an employee of our predecessor, Amkor Electronics, Inc., including as Director of Investor Relations, Director of Corporate Development and as Director of Procurement. Mr. Kim resigned as an Amkor employee when he was elected to our Board of Directors. Mr. John T. Kim is the son of James J. Kim, our Chief Executive Officer and Chairman.

John F. Osborne.  John F. Osborne, 63, is a nominee for director of Amkor. Since January 1998, Mr. Osborne has been President of Competitive Customer Support, an advisor to companies that manufacture integrated circuits or supply materials, equipment and services to the microelectronics industry. From 1988 to 1996, Mr. Osborne was a member of the executive staff of Lam Research, a leading equipment supplier to the integrated circuit industry. At Lam, Mr. Osborne held the positions of Vice President of Strategic Development, Vice President of Quality and Vice President of Customer Support. Prior to joining Lam, Mr. Osborne held management positions at both Motorola, Inc. and Royal Philips Electronics from 1967 to 1985. Mr. Osborne serves on the board of directors of Electroglas, Inc. and the Strategic Advisory Board of DuPont Electronic Technologies. Mr. Osborne holds a degree in Metallurgical Engineering from the Colorado School of Mines.

Constantine N. Papadakis.  Constantine N. Papadakis, 61, has been a director of Amkor since August 2005. Dr. Papadakis is President of Drexel University, a position he has held since 1995. From 1986 to 1995, Dr. Papadakis was Dean of the College of Engineering at the University of Cincinnati, and from 1984 to 1986 he was Professor and Head of the Civil Engineering Department of Colorado State University. Prior to returning to academia, Dr. Papadakis served as Vice President of Tetra Tech Inc., a Honeywell subsidiary, as Vice President of STS Consultants, Ltd., and at several engineering positions with Bechtel Power Corporation. He presently serves on the board of directors of Aqua America, CDI Corp, Mace Security International, Inc., Met-Pro Corporation, the Philadelphia Stock Exchange, Sovereign Bank, Inc., and various charitable and civic organizations.

James W. Zug.  James W. Zug, 67, has been a director of Amkor since January 2003. Mr. Zug retired from PricewaterhouseCoopers in 2000 following a 36-year career at PricewaterhouseCoopers and Coopers & Lybrand, both public accounting firms. From 1998 until his retirement, Mr. Zug was Global Leader — Global Deployment for PricewaterhouseCoopers. From 1993 to 1998, Mr. Zug was Managing Director International for Coopers & Lybrand. He also served as the audit partner for a number of public companies over his career. PricewaterhouseCoopers is Amkor’s independent registered public accounting firm; however, Mr. Zug was not involved with servicing Amkor during his tenure at PricewaterhouseCoopers. Mr. Zug serves on the board of directors of Allianz Funds, the Brandywine Group of mutual funds and Teleflex, Inc. Mr. Zug served on the board of directors of SPS Technologies, Inc. and Stackpole Ltd. prior to the sale of both of these companies in 2003.

CORPORATE GOVERNANCE

Board and Committee Meetings

The Board of Directors held 26 meetings and acted by unanimous written consent on six occasions during 2006. Each director attended at least 75 percent of all Board of Directors and applicable committee meetings.

The Board has established an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. All Committee members are appointed by the Board of Directors.

Audit Committee

We have a separately-designated Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. The Audit Committee is comprised of Messrs. Carolin, and Zug, and Mr. Hinckley, a current member of our Board who is not standing for re-election this year. If elected to the Board, it is expected that Mr. Osborne will serve on the Audit Committee. Our Board of Directors has determined that each of Messrs. Carolin, Hinckley, Osborne and Zug meets the independence and financial sophistication requirements set forth in the Nasdaq Marketplace Rules and SEC regulations. In addition, the Board has determined that each of Messrs. Carolin, Hinckley and Zug qualifies as an “audit committee financial expert” as defined in SEC regulations.

Among its responsibilities, the Audit Committee:

•	pre-approves all audit and non-audit services provided to Amkor by Amkor’s independent registered public accounting firm;

•	has sole authority for overseeing the work of the independent registered public accounting firm;

•	reviews and provides guidance on the external audit and Amkor’s relationship with its independent registered public accounting firm;

•	reviews and discusses with management and the independent registered public accounting firm the contents of periodic reports filed with the SEC and Amkor’s earnings releases;

•	reviews and approves in advance any proposed related party transactions;

•	discusses with management and internal audit representatives the activities, organizational structure and qualifications of our internal audit function;

•	reviews any reports by management or our internal auditors regarding the effectiveness of, or any deficiencies in, the design or operation of internal controls and any fraud that involves management or other employees who have a significant role in our internal controls;

•	oversees compliance with SEC requirements for the disclosure of the services provided by our independent registered public accounting firm and the Audit Committee’s members, member qualifications and activities;

•	reviews any legal matters that the general counsel determines could have a significant impact on our financial statements;

•	provides a review of our policies and practices with respect to financial risk management;

•	institutes special investigations as the Audit Committee determines to be appropriate and necessary; and

•	oversees procedures for the confidential, anonymous submission by employees of concerns regarding accounting, internal controls or audit matters.

The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is available on our website at http://www.amkor.com. The Audit Committee met fifteen times in 2006 apart from regular meetings with the entire Board, and acted by unanimous written consent on one occasion. In executing its responsibilities, Audit Committee members regularly communicate with our management and independent registered public accounting firm.

Compensation Committee

The Compensation Committee is comprised of Dr. Papadakis and Mr. Hinckley, a current member of our Board who is not standing for re-election this year. If elected to the Board, it is expected that Mr. Osborne will serve on the Compensation Committee. The Compensation Committee’s duties include:

•	annually reviewing and approving the compensation policy for our executive officers and directors;

•	reviewing and approving the forms of compensation to be provided to our executive officers, and reviewing, approving and making recommendations to the Board of Directors regarding the general compensation goals, guidelines and bonus criteria for our employees;

•	administering and interpreting the terms and conditions of all current and future equity incentive plans;

•	reviewing and making recommendations to the Board of Directors regarding other plans that provide for compensation to our employees, directors and consultants;

•	reviewing and approving any material amendments to our 401(k) plan;

•	preparing and providing a report for inclusion in our annual proxy statement; and

•	authorizing the repurchase of shares from terminated employees.

During 2006, the Compensation Committee met 2 times apart from regular meetings with the entire Board of Directors and acted by unanimous written consent on three occasions. The Board has adopted a written charter for the Compensation Committee, a copy of which is available on our website at http://www.amkor.com.

Nominating and Governance Committee

The Nominating and Governance Committee is comprised of Messrs. Churchill and Zug. The Nominating and Governance Committee, among its other duties:

•	evaluates the current composition, organization and governance of the Board of Directors and its Committees and makes recommendations to the Board of Directors based on that evaluation;

•	periodically assesses desired Board member qualifications, expertise and characteristics for potential Board members, and evaluates and proposes nominees to the Board of Directors based on those criteria;

•	develops policies and procedures regarding the review and recommendation of nominees for director;

•	oversees the Board of Directors’ performance evaluation process;

•	evaluates and makes recommendations to the Board of Directors concerning the appointment of directors to Board Committees, the selection of Committee chairpersons, and the proposal of a slate of nominees for election to the Board of Directors;

•	evaluates and recommends termination of individual Board members in accordance with our Corporate Governance Guidelines;

•	periodically reviews and re-examines the Nominating and Governance Committee’s Charter and proposes changes to the Board of Directors; and

•	develops and recommends Corporate Governance Guidelines for the Board of Directors, and periodically reviews these guidelines as well as our corporate governance practices and procedures.

The Board has adopted a written charter for the Nominating and Governance Committee, which is available on our website at http://www.amkor.com. The Nominating and Governance Committee met seven times during 2006 apart from regular meetings with the Board.

The Nominating and Governance Committee determines the required selection criteria and qualifications of director nominees based upon the needs of our Company at the time nominees are considered. The Nominating and Governance Committee considers factors including character, judgment, independence, age, expertise, diversity of experience, length of service and other commitments.

The Nominating and Governance Committee will consider the above factors for nominees identified by the Nominating and Governance Committee. The Nominating and Governance Committee uses the same process for evaluating all nominees, regardless of the original source of nomination. The Nominating and Governance Committee does not currently use the services of any third party search firm to assist in the identification or evaluation of Board member candidates. The Nominating and Governance Committee may, however, use such services in the future as it deems necessary or appropriate.

It is the policy of the Nominating and Governance Committee to consider both recommendations and nominations from stockholders for candidates to the Board of Directors. Stockholders wishing to recommend a candidate for consideration by the Nominating and Governance Committee for election to the Board of Directors can do so by writing to our Corporate Secretary at our principal executive offices. Stockholders shall give such candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and Amkor within the last three years, written indication of the candidate’s willingness to serve if elected, and evidence of the nominating person’s ownership of Amkor stock. Nominations for consideration at the 2008 Annual Meeting of Stockholders must be received by our Corporate Secretary no later than March 15, 2008.

Director Independence

The Board of Directors has determined that each of Messrs. Carolin, Churchill, Hinckley, Osborne, Papadakis and Zug is independent under the listing standards of The Nasdaq Stock Market and SEC rules. In reaching a determination that Mr. Churchill is independent under the Nasdaq listing standards and SEC rules, the Board of Directors considered certain relationships between entities affiliated with Mr. Churchill and entities affiliated with James J. Kim. These relationships include transactions, investments or partnerships in which Mr. Churchill and Mr. Kim, or entities affiliated with them, have a direct or indirect financial interest. None of these relationships involved Amkor. The Board determined that Mr. Churchill satisfies the independence requirements set forth by both Nasdaq and the SEC.

Communications with the Board of Directors

Although we do not currently have a formal policy regarding communications with the Board of Directors, stockholders may communicate with the Board of Directors by writing to us at Amkor Technology, Inc., Attn: Corporate Secretary, 1900 South Price Road, Chandler, Arizona 85286. Stockholders who would like their submission directed to a particular Board member may so specify, and the communication will be forwarded, as appropriate.

Annual Meeting Attendance

All directors are encouraged, but not required, to attend our Annual Meeting of Stockholders. All six of our incumbent directors attended the 2006 Annual Meeting of Stockholders.

Certain Relationships and Related Transactions

Related Party Transactions

As of May 31, 2007, Mr. James J. Kim and members of his immediate family and related trusts beneficially owned approximately 44.9% of our outstanding common stock.

In November 2005, we sold $100.0 million of our 6.25% Convertible Subordinated Notes due 2013 in a private placement to James J. Kim, Chairman and Chief Executive Officer, and certain Kim family members. The 2013 Notes are convertible into Amkor’s common stock and are subordinated to the prior payment in full of all of Amkor’s senior and senior subordinated debt. See Note 12 to our Consolidated Financial Statements for the fiscal year ended December 31, 2006, included in our Annual Report on Form 10-K filed with the SEC on February 26, 2007 for additional information.

Mr. JooHo Kim is an employee of Amkor and a brother of James J. Kim, our Chairman and Chief Executive Officer. Previously, Mr. JooHo Kim owned with his children and other Kim Family members 58.1% of Anam Information Technology, Inc., a company that provided computer hardware and software components to Amkor Technology Korea, Inc. (a subsidiary of Amkor). Mr. JooHo Kim sold all of his shares in the fourth quarter of 2006. Other Kim family members owned 48.3% as of December 31, 2006. As of September 30, 2006, a decision was made to discontinue services, and such services continue to decrease in volume. The services provided by Anam Information Technology were subject to competitive bid. During 2006, 2005, and 2004, purchases from Anam Information Technology, Inc. were $0.3 million, $1.8 million and $1.2 million, respectively. Amounts due to Anam Information Technology, Inc. at December 31, 2006 and 2005 were $0 million and $0.3 million, respectively.

Mr. JooHo Kim, together with his wife and children, own 96.1% of Jesung C&M, a company that provides cafeteria services to Amkor Technology Korea, Inc. The services provided by Jesung C&M are subject to competitive bid. During 2006, 2005, and 2004, purchases from Jesung C&M were $6.5 million, $6.5 million, and $6.4 million, respectively. Amounts due to Jesung C&M at December 31, 2006 and 2005 were $0.5 million and $0.5 million, respectively.

Dongan Engineering Co., Ltd. was 100% owned by JooCheon Kim, a brother of James J. Kim, until the third quarter of 2005. There is no longer any related party ownership. Mr. JooCheon Kim is not an employee of Amkor. Dongan Engineering Co., Ltd. provided construction and maintenance services to Amkor Technology Korea, Inc. and Amkor Technology Philippines, Inc., both subsidiaries of Amkor. The services provided by Dongan Engineering were subject to competitive bid. During 2005 and 2004, purchases from Dongan Engineering Co., Ltd were $0.5 million and $3.0 million, respectively. Amounts due to Dongan Engineering Co., Ltd. at December 31, 2005 were not significant.

We purchase leadframe inventory from Acqutek Semiconductor & Technology Co., Ltd. James J. Kim’s ownership in Acqutek Semiconductor & Technology Co., Ltd. is approximately 17.7%. During 2006, 2005 and 2004, purchases from Acqutek Semiconductor & Technology Co., Ltd. were $16.7 million, $11.8 million and $11.8 million, respectively. Amounts due to Acqutek Semiconductor & Technology Co., Ltd. at December 31, 2006 and 2005, were $1.3 million and $1.4 million, respectively. The purchases are arms length and on terms consistent with our non-related party vendors.

We previously leased office space in West Chester, Pennsylvania from trusts related to James J. Kim. During 2006, 2005, and 2004, amounts paid for this lease were $0.1 million, $0.6 million, and $1.1 million, respectively. We vacated a portion of this space in connection with the move of our corporate headquarters to Arizona and paid a lease termination fee of $0.7 million in the second quarter of 2005. The sublease income has been assigned to the trusts as part of vacating the office space effective July 1, 2005. During 2005 and 2004 our sublease income includes $0.3 million and $0.6 million, respectively, from related parties. Starting in July 2005, we leased approximately 2,700 square feet of office space from these trusts. The lease term was for two years, through June 30, 2007, and we did not renew this lease.

We have indemnification agreements with our officers and directors. These agreements contain provisions that may require us, among other things, to indemnify the officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature). We also agreed to advance them any expenses for proceedings against them that we agreed to indemnify them from.

Review and Approval of Related Party Transactions

The Audit Committee of the Board of Directors reviews and approves in advance proposed related party transactions, including those required to be disclosed under SEC rules.

Compensation Committee Interlocks and Insider Participation

During 2006, the Compensation Committee of our Board of Directors consisted of Mr. Churchill and Dr. Papadakis. Mr. Hinckley replaced Mr. Churchill on the Compensation Committee in January 2007. No member of the Compensation Committee was an officer or employee of Amkor or any of Amkor’s subsidiaries during 2006, or had any relationship requiring disclosure under SEC regulations. None of Amkor’s Compensation Committee members or executive officers has served on the board of directors or on the compensation committee of any other entity one of whose executive officers served on our Board of Directors or on our Compensation Committee.

DIRECTOR COMPENSATION

Annual Retainer and Meeting Fees

We do not compensate directors who are also employees or officers of our Company for their services as directors. During 2006, non-employee directors received an annual retainer, which is paid quarterly, and Board and committee meeting fees. The cash compensation paid to our non-employee Board members in 2006 is set forth in the following table.

Annual Retainer for Board Members	$25,000	(1)
Fee per Committee Meeting for Committee Chairs:
Audit Committee	$3,000	(2)
Compensation Committee	$3,000	(3)
Nominating and Governance Committee	$3,000	(3)
Fee per Board and Committee Meeting:
Board Meeting	$2,000
Committee Meeting	$2,000
Non-Regularly Scheduled and/or Telephonic Board or Committee Meeting Lasting Less Than Thirty Minutes	$500	(4)
Non-Regularly Scheduled and/or Telephonic Board or Committee Meeting Lasting Thirty Minutes or Longer	$2,000	(4)

(1)	Effective as of November 6, 2006, the annual retainer for Board members increased to $35,000.

(2)	Effective as of February 6, 2007, an annual retainer of $10,000 was approved for the chairman of the Audit Committee which replaced the additional $1,000 per meeting fee paid to committee chairs.

(3)	Effective as of February 6, 2007, an annual retainer of $5,000 was approved for the chairmen of the Compensation Committee and Nominating and Governance Committee which replaced the additional $1,000 per meeting fee paid to committee chairs.

(4)	Effective as of January 13, 2007, the fee per non-regularly scheduled and/or telephonic Board and Committee meetings is: (i) $500 for meetings lasting less than thirty minutes; (ii) $1,000 for meetings lasting between thirty minutes and one hour; and (iii) $2,000 for meetings lasting longer than one hour.

In addition to the retainer and meeting fees, we also reimburse non-employee directors for travel and other reasonable out-of-pocket expenses incurred by them in attending Board and Committee meetings.

Equity Compensation

Each non-employee director automatically received upon re-election to the Board of Directors at our 2006 Annual Meeting options to purchase 10,000 shares of our common stock under the terms of our 1998 Stock Plan, which was initially adopted by our Board of Directors in January 1998 and was amended and restated on August 24, 2005 (the “1998 Stock Plan”). The director option grants are automatic and non-discretionary. The 1998 Stock Plan provides for an initial grant of options to purchase 20,000 shares of our common stock to each new non-employee director when such individual first becomes a director. In addition, each non-employee director is automatically granted an additional option to purchase 10,000 shares of our common stock when the director is re-elected to the Board of Directors by our stockholders, provided that the director has served on our Board for at least six consecutive months prior to his re-election.

Director option grants have a term of ten years and vest in three equal installments on the anniversary dates of the date of grant. Subject to certain customary exceptions, unvested and unexercised vested options are forfeited if a director ceases to be a member of the Board of Directors. In the event of a merger or sale of all or substantially all of our assets, the acquiring entity or corporation may either assume all outstanding options or may substitute equivalent options. Following an assumption or substitution, if the director is terminated, other than upon a voluntary resignation, any assumed or substituted options will vest and become exercisable in full. If the acquiring entity does not either assume all of the outstanding options or substitute an equivalent option, each option issued will immediately vest and become exercisable in full. The 1998 Stock Plan will terminate in January 2008 unless sooner terminated by the Board of Directors.

Historically, grants to non-employee directors were made under our 1998 Director Option Plan (the “Director Plan”), which was adopted by our Board of Directors in January 1998 and has terms substantially similar to the 1998 Stock Plan. Future grants to non-employee directors may be granted under the Director Plan or the 1998 Stock Plan.

Summary Director Compensation Table for 2006

The following table shows compensation information for our non-employee directors for the fiscal year ended December 31, 2006.

						Change in
						Pension
						Value and
					Non-Equity	Nonqualified
	Fees Earned				Incentive	Deferred	All
	or Paid in	Stock	Option		Plan	Compensation	Other
Name	Cash	Awards	Awards(2)		Compensation	Earnings	Compensation	Total

Winston J. Churchill	$118,000(1)	$—	$26,965(3	)(5)	$—	$—	$—	$144,965
John T. Kim	50,000(1)	—	29,511(3	)(5)	—	—	—	79,511
Roger A. Carolin	115,250(1)	—	30,648(3	)(4)(5)	—	—	—	145,898
Constantine N. Papadakis	97,500(1)	—	23,780(3	)(5)	—	—	—	121,280
James W. Zug	133,000(1)	—	21,234(3	)(5)	—	—	—	154,234
Gregory K. Hinckley	121,500(1)	—	21,234(3	)(5)	—	—	—	142,734

Notes

(1)	Includes fees that were earned during the year ended December 31, 2006, but paid in the current fiscal year as follows: Mr. Churchill — $12,000; Mr. Kim — $10,000; Mr. Carolin — $16,000; Dr. Papadakis — $10,000; Mr. Zug — $17,000; and Mr. Hinckley — $15,500. Also includes fees earned by the directors for service on special committees of the Board during 2006 as follows: Mr. Churchill — $50,000; Mr. Carolin — $50,000; Dr. Papadakis — $35,000; Mr. Zug — $50,000; and Mr. Hinckley — $50,000.

(2)	The amounts in the Option Awards column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with SFAS No. 123(R), and may include amounts from awards granted in and prior to 2006. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of these amounts are included in Note 3 to our Consolidated Financial Statements for the fiscal year ended December 31, 2006, included in our Annual Report on Form 10-K filed with the SEC on February 26, 2007.

(3)	Under the current Director compensation program, non-employee directors receive an annual grant of 10,000 stock options upon re-election. For 2006, stock options were granted on August 8, 2006 with an exercise price of $5.82, the closing price of our common stock on the date of grant. The fair value of each of these annual director grants was $43,100 or $4.31 per share. One-third (1/3) of the options become exercisable on each of the first, second and third anniversaries of the grant date.

(4)	Upon initial election to the Board, directors are granted options to purchase 20,000 shares of our common stock. Mr. Carolin was granted, in connection with his appointment to our Board of Directors on February 7, 2006, options to purchase 20,000 shares of our common stock at an exercise price of $5.87, the closing price of our common stock on the date of grant. The fair value of this initial director grant was $83,400, or $4.17 per share. One-third of the options granted become exercisable on each of the first, second and third anniversaries of the grant date.

(5)	Outstanding stock options as of December 31, 2006 for Amkor’s directors are as follows: Mr. Churchill — 75,000; Mr. Kim — 30,000; Mr. Carolin — 30,000; Dr. Papadakis — 30,000; Mr. Zug — 53,333; and Mr. Hinckley — 75,000. None of our directors hold any stock awards.

EXECUTIVE OFFICERS

The name, age, position and a brief account of the business experience of our Chief Executive Officer and each of our other executive officers as of June 30, 2007 is set forth below.

Name	Age	Position

James J. Kim	71	Chief Executive Officer and Chairman
Kenneth T. Joyce	60	Executive Vice President and Chief Financial Officer
Oleg Khaykin	42	Executive Vice President and Chief Operating Officer
KyuHyun Kim	58	President, Amkor Technology Korea
James M. Fusaro	44	Corporate Vice President, Wire Bond Products
Gil C. Tily	53	Corporate Vice President and General Counsel

James J. Kim.  For a brief biography on Mr. Kim, please see “Proposal One — Election of Directors.”

Kenneth T. Joyce.  Kenneth T. Joyce, 60, has served as Amkor’s Executive Vice President and Chief Financial Officer since July 1999. Prior to his appointment as our Chief Financial Officer, Mr. Joyce served as our Vice President and Operations Controller since 1997. Prior to joining Amkor, he was Chief Financial Officer of Selas Fluid Processing Corporation, a subsidiary of Linde AG. Mr. Joyce began his accounting career in 1971 at KPMG Peat Marwick. Mr. Joyce is a certified public accountant. Mr. Joyce earned a B.S. in Accounting from Saint Joseph’s University and an M.B.A. in Finance from Drexel University.

Oleg Khaykin.  Oleg Khaykin, 42, has served as our Executive Vice President and Chief Operating Officer since January 2006. Mr. Khaykin served as our Executive Vice President of Corporate Development and Flip Chip Operations since his appointment as an executive officer in January 2004. Mr. Khaykin joined Amkor in May 2003 and was responsible for managing Amkor’s corporate development, M&A and intellectual property initiatives. Prior to joining Amkor, Mr. Khaykin was the Vice President of Strategy and Business Development for Conexant Systems Inc./Mindspeed Technologies, a company that designs, develops and sells communication integrated circuits for networking applications. Mr. Khaykin also spent eight years working for The Boston Consulting Group, a strategic consulting firm. Mr. Khaykin earned a B.S. in Electrical and Computer Engineering with High University Honors from Carnegie Mellon University and an M.B.A. from Northwestern University’s J.L. Kellogg Graduate School of Management.

KyuHyun Kim.  KyuHyun Kim, 58, has served as Head of Amkor’s Worldwide Manufacturing Operations since 2006 and as President of Amkor Technology Korea, Inc. since 2000. Prior to joining Amkor, Mr. Kim served in various positions at Anam Semiconductor, Inc. and its affiliates, including as President of Anam Semiconductor, Inc., President of the Chief Executive Office of the Anam Group, and Manager of Finance and Accounting of Anam Industrial Ltd. Mr. Kim earned a Bachelor of Commerce degree in International Trade from Myung-JI University. Mr. KyuHyun Kim is not related to James J. Kim, our Chairman and Chief Executive Officer.

James M. Fusaro.  Jim Fusaro, 44, has served as our Corporate Vice President of Wire Bond Products since February 2005. Prior to assuming his current position, Mr. Fusaro served as Amkor’s Senior Vice President and General Manager of Amkor’s Japan operations from May 2002. Mr. Fusaro joined Amkor in 1997 and has served as

Amkor’s Vice President of Chip Scale Products and Senior Vice President of Laminate Products. Prior to joining Amkor, Mr. Fusaro was a Senior Principle Engineer at Motorola Semiconductor Products Sector. Mr. Fusaro also spent nine years working in the Aerospace sector, working at United Technologies, Pratt & Whitney and AlliedSignal-Garrent Auxiliary Power Division. Mr. Fusaro earned a B.S. in Mechanical Engineering at Arizona State University and an M.S. in Mechanical Engineering from Rensselaer Polytechnic Institute.

Gil C. Tily.  Gil C. Tily, 53, has served as Corporate Vice President and General Counsel since he joined Amkor in June 2007. Prior to joining Amkor, Mr. Tily was a partner in the law firm of Dechert LLP where he worked for 28 years. Mr. Tily holds an A.B. in Politics from Princeton University and a J.D. from the University of Pittsburgh School of Law.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The primary objectives of our compensation program are to attract personnel for positions of substantial responsibility, to provide incentives for such persons to perform to the best of their abilities, and to promote the success of our business. The subcontracted semiconductor packaging and test market is very competitive. To effectively compete and succeed in this market, we need to ensure that we have key senior management and technical personnel with the talent, leadership and commitment needed to operate our business, create new technologies, anticipate and effectively respond to new challenges, and to make and execute difficult decisions.

These objectives guide our Chief Executive Officer as he seeks to design pay packages with an appropriate mix of fixed and variable compensation and thereby enable Amkor to recruit and motivate key executives while maintaining a reasonable cost structure relative to our competitors. The Compensation Committee evaluates the compensation packages, as presented by the Chief Executive Officer, based on the foregoing objectives. While the Compensation Committee has not historically used the services of compensation consultants, we have retained an outside compensation consultant to assist the Compensation Committee in establishing competitive compensation packages for 2007. The compensation consultant reports to the Compensation Committee and provides it with compensation and peer group data, among other data points.

Our 2006 compensation program contains standard elements such as base salary, performance-based bonus opportunities and equity awards. As part of our effort to respond as necessary and appropriate to rapid changes within our industry, we have placed increasing emphasis on variable pay for our more senior level executives. This practice ensures that our most senior level executives are held accountable to stockholders for our operational and financial performance.

It is the philosophy of the Chief Executive Officer that annual equity grants are of limited usefulness as a key element of compensation for our executives because of the highly cyclical nature of the semiconductor industry and the volatility of our stock. As such, it is the Chief Executive Officer’s view that management and the Compensation Committee must have the flexibility to determine the appropriate executive compensation structure, to allow for a proper mix of cash, equity and other incentives, as market conditions and the cyclicality of the industry dictate over time. As a result, the total cash compensation component (base salary plus bonus) represents a greater portion than the equity component in our total executive compensation structure.

The Compensation Committee annually reviews and approves the total compensation for our executive officers and recommends to the independent members of our Board of Directors the compensation policy and forms of compensation to be received by our executive officers. In setting our executive officers’ overall compensation, the Compensation Committee considers a variety of factors related to Amkor’s performance, including (i) gross profit (“Gross Profit”) as reported in our consolidated financial statements in our annual report on Form 10-K, (ii) pre-tax income before any one-time items and refinancing charges (“Pre-Tax Income”), and (iii) individual performance, as measured by the Compensation Committee based on a subjective review by the Chief Executive Officer of each executive’s performance. Other considerations include Amkor’s business objectives, our fiduciary and corporate responsibilities, competitive practices and trends, and regulatory requirements.

All members of the Compensation Committee are independent directors in accordance with Nasdaq, SEC and Internal Revenue Code rules. The Compensation Committee operates under a written charter that has been approved by the Board of Directors. A copy of the charter is available at http://www.amkor.com.

Our Compensation Program Rewards Individual and Company Performance

Our compensation program is designed to reward high levels of performance at a company and individual level. Our key executive incentive compensation components currently consist of cash bonuses and stock options, both of which are designed to reward our performance and superior individual performance. In addition, given the volatility of our industry and the impact that volatility has on our variable pay, we also strive to provide competitive base salaries in order to ensure a baseline level of stable income, and health and welfare benefits in order to promote the well-being of our executives. Consistent with our emphasis on variable pay, we have been shifting our focus away from perquisites and other supplemental personal benefits. As part of this shift, in 2006 we terminated the practice of leasing automobiles on behalf of our U.S. executive officers.

Our Chief Executive Officer reviews the performance of each of his direct reports on an ongoing basis. Based on this ongoing assessment of performance, our Chief Executive Officer makes recommendations to the Compensation Committee regarding the compensation of executive officers. With the exception of the Korean-based severance benefit provided to Mr. KyuHyun Kim, as described in the “Severance Benefits” section below, we have not entered into, and generally do not enter into, individual employment, severance or change-in-control agreements with any of our named executive officers. This gives us the flexibility to enforce adherence to Amkor’s values, ethics and performance standards, as needed and appropriate, without the limitations of contractual obligations that may detract from stockholder value.

Our compensation program is not designed to solely reward continued service. We do not maintain a pension program for our U.S.-based executives, and all salary increases and non-benefit related compensation other than base salary are structured in a manner that rewards performance, not length of service. We do not pay our executive officers retention or stay bonuses.

To that end, our cash-based 2006 Executive Incentive Bonus Plan was designed to reward executives based on our profitability, as measured by Gross Profit, Pre-Tax Income and individual performance, as measured by the Compensation Committee based on a subjective review by the Chief Executive Officer of each executive’s performance. In addition, although our current long-term incentive program consists of stock option grants that vest over time, the intrinsic nature of a stock option is that it will only provide value to the executives to the extent our stock price increases over the life of the stock option.

Elements of our Compensation Program

Amkor provides two main types of compensation — fixed compensation and variable compensation. Fixed elements of compensation are not correlated directly to any measure of Amkor’s performance and include items such as (i) base salary, (ii) 401(k) matching contributions, (iii) health and welfare benefits, and (iv) limited perquisites and supplemental benefits. Variable elements of compensation are based on performance and include such items as (i) annual performance bonuses, (ii) special incentive bonuses, and (iii) equity awards in the form of options to purchase shares of our common stock. We accrue an amount related to a severance benefit plan on behalf of KyuHyun Kim, President of Amkor Technology Korea and Head of Worldwide Manufacturing Operations, and who is one of our named executive officers. This severance benefit is described further in the “Severance Benefits” section below. With the exception of the foregoing, we do not have any employment, severance or change-in-control arrangements in place with any of our named executive officers.

Base Salary and Annual Incentive Opportunities

We pay base salaries to our U.S.-based executives on a bi-weekly basis. Mr. KyuHyun Kim is paid monthly. The primary purpose of base salaries at Amkor is to provide a stable source of income in order to attract key executives. We also use base salary increases to reward high performing executives and to recognize increases in the scope of an individual’s responsibilities, as applicable. We seek to set base salaries at a level that is sufficient to be attractive to current and prospective executives. The primary factors we consider when setting base salaries include the experience and expertise of the individual, the value of the position to our organization and ongoing strategy, internal equity considerations, and the input of our Chief Executive Officer, James J. Kim. Our Chief Executive Officer’s compensation for 2006 was determined by the Compensation Committee based on the value of Mr. Kim’s strategic guidance and leadership of our company.

We also pay annual cash bonuses to our executives based on the executive’s performance and our annual audited financial results. Given the need for audited financials, we pay annual cash bonuses, if any, in the year following the year during which performance was measured. The primary purpose of the annual cash bonus plan is to focus the attention of key executives on our operational and financial performance. In addition, unlike stock options, our annual cash bonus program allows us to set individual and company-wide goals that are viewed as critical to our overall success on an annual basis. This provides us with the flexibility to adapt our focus and goals as business priorities and executives’ roles change over time. Bonuses are paid to executives for a given year only if the performance goals approved by the independent members of our Board of Directors for that year are achieved.

Our 2006 Executive Incentive Bonus Plan (the “2006 Bonus Plan”) provided each executive with a target bonus amount that could be earned based on achievement relative to three goals: (i) Gross Profit (weighted at 50%), (ii) Pre-Tax Income (weighted at 25%), and (iii) an individual performance component (weighted at 25%). The target bonus amount for each named executive officer was approved by the Compensation Committee and was based on our forecasted operating results, the strategic value of the position to the organization’s goals, and the Chief Executive Officer’s recommendation for the executive officers reporting to him. The formula used to determine payments under the 2006 Bonus Plan was approved by the Compensation Committee with the goal of aligning executive cash compensation with our profitability and individual performance.

To that end, the 2006 Bonus Plan used the following payout formula:

•	0% of the target bonus amount if less than 80% of the corporate Gross Profit and Pre-Tax Income goals were achieved, regardless of individual performance;

•	50% of the target bonus amount if 80% of the corporate Gross Profit and Pre-Tax Income goals were achieved (“threshold”);

•	100% of the target bonus amount if 100% of the corporate Gross Profit and Pre-Tax Income goals were achieved (“target”); and

•	150% of the target bonus amount if 120% of the corporate Gross Profit and Pre-Tax Income goals were achieved (“maximum”).

The 2006 Bonus Plan also provided that the Compensation Committee and independent members of our Board of Directors may award, on the recommendation of our Chief Executive Officer, an additional amount in discretionary bonuses. For 2006, $245,000 was the maximum aggregate amount available for award in discretionary bonuses to executive officers and employees that were eligible to participate in the 2006 Bonus Plan.

Following the end of 2006, the Compensation Committee compared Amkor’s actual performance to the 2006 Bonus Plan’s performance targets for 2006 and applied the 2006 bonus formula to this actual performance. Applying the pre-established bonus formula to this financial performance resulted in bonuses at approximately 96% of target levels.

For 2006, the target and actual bonus amounts paid to our named executive officers (other than our Chief Executive Officer) were as follows:

			2006
		2006 Bonus	Discretionary
		Amount Earned	Bonus Amount
	2006 Target	Under Plan	Earned Under	2006 Actual
Executive	Bonus Amount	Formula	Plan	Bonus Amount

Kenneth T. Joyce	$300,000	$288,000	$12,000	$300,000	(1)
Oleg Khaykin	375,000	360,000	40,000	400,000
KyuHyun Kim	250,000	240,000	110,000	350,000
James M. Fusaro	250,000	240,000	10,000	250,000

(1)	Excludes a $175,000 special cash incentive bonus described under Special Incentive Bonuses.

At the Compensation Committee’s recommendation, James J. Kim, our Chairman and Chief Executive Officer, was awarded a cash bonus in the amount of $1.04 million based on Amkor’s performance for 2006. The 2006 Bonus Plan did not establish bonus targets or amounts for Mr. Kim. In the absence of a pre-approved bonus plan for Mr. Kim, the Compensation Committee and the independent members of our Board of Directors applied the formula set forth in the 2006 Bonus Plan for Amkor’s other executive officers and determined that it was appropriate to award Mr. Kim a bonus in the amount of $1.04 million.

Special Incentive Bonuses

From time to time, Amkor also awards special cash incentive bonuses, as deemed appropriate by the Compensation Committee. The purpose of these payments is to recognize significant individual contributions that would not, in the view of the Compensation Committee, be fully accounted for under our annual cash bonus program. The amount of any special cash incentive award for executive officers is determined and approved by the Compensation Committee and independent members of our Board of Directors. In 2006, Ken Joyce, our Chief Financial Officer, received a $175,000 special cash incentive award to recognize his contributions on key projects during 2006 such as, realignment of the debt components of our capital structure through a series of complex financings, which also resulted in a significant reduction in interest expense on a going forward basis. This was accomplished in a difficult environment with many ongoing management distractions, and in a time period during which financing had not been readily available to Amkor.

Long-term Incentive Compensation

Historically, Amkor has typically made stock option grants to executives on an annual basis with time-based vesting requiring continued service through each vesting date. The primary purpose of stock option grants at Amkor is to align all executives with each other and stockholders with a common goal of long-term stockholder value creation. Amkor believes that stock options motivate executives by allowing them to share in the value they create for stockholders. In 2005, we did not grant stock options to any of our named executive officers. In 2006, we granted stock options to our named executive officers that vest 100% two years from the date of grant. Amkor feels that stock options issued with exercise prices equal to fair market value on the date of grant that have a time-based vesting requirement can be an effective tool because the stock options only produce value to the extent that the employee continues to be employed by us and the stock price increases, which in turn creates value for all stockholders.

The number of stock options granted to our executive officers, and the frequency of such option grants is determined by the Chief Executive Officer and approved by the Compensation Committee. Although a number of factors are considered, the number of stock options granted to our executive officers is determined on a case-by-case, discretionary basis, rather than on a formula basis. Factors considered include the input of our Chief Executive Officer, individual performance potential and any retention concerns. In 2006, we engaged a compensation consulting firm to assess our stock option and equity granting procedures and practices and to make recommendations on possible improvements. In February 2007, based on the compensation consulting firm’s review, the Compensation Committee adopted a new Equity Award Policy which covers the approval and granting of stock options and other equity awards to employees.

We have also structured our compensation programs to comply with Section 409A of the Internal Revenue Code. During 2006, we conducted an internal review of past stock option grants which is described in further detail in our Annual Report on Form 10-K for the year ended December 31, 2006. As part of this review, it was determined that certain options granted after July 1, 2004 were granted at a discount from fair market value and therefore may be subject to adverse tax consequences under Section 409A of the Internal Revenue Code. Given the potential for adverse tax consequences for our employees under Section 409A, we offered eligible U.S. employees a voluntary choice to increase the exercise price of certain of their unvested stock options granted after July 1, 2004 to the fair market value on the option’s measurement date for reporting purposes in exchange for cash consideration equal to the product of the number of shares underlying the stock option and the difference between the fair market value on the option’s measurement and the current exercise price of the stock option. James Fusaro, our Corporate Vice

President, Wire Bond Products, and a named executive officer, was eligible to participate in this offer. He accepted the offer and increased to $5.71 the exercise price of options to purchase 32,000 shares of our common stock in exchange for $24,960, which represented the difference between the prior exercise price and the amended exercise price multiplied by the number of options amended. None of our other executive officers participated in this offer because they did not have any options that were potentially impacted by Section 409A.

Timing of Grants

The Compensation Committee has not granted, nor does it intend in the future to grant, stock options to executives in anticipation of the release of material nonpublic information that is likely to result in changes to the price of our common stock, such as a significant positive or negative earnings announcement. In addition, discretionary stock option grants may not be made during certain “black out” periods established in connection with the public release of earnings information. Similarly, the Compensation Committee has not timed, nor does it intend in the future to time, the release of material nonpublic information based on stock option grant dates.

Other Compensation Elements

Health and Welfare Benefits.  Our executives are eligible to participate in benefit programs that are generally available to substantially all salaried, full-time employees, as determined by the country of their employment.

Retirement Benefits.  We do not have a pension in place for U.S. employees or executives. We do offer a tax-qualified 401(k) plan that, subject to IRS limits, allows executives and employees to contribute a portion of their cash compensation on a pre-tax basis to an account that is eligible to receive matching contributions. After one year of employment, we match employee contributions at a rate of 75% of the amount of compensation deferred by the participant, up to a maximum matching contribution of $6,000 per year. The match vests ratably over three years.

KyuHyun Kim, President of Amkor Technology Korea and our Head of Worldwide Manufacturing Operations, participates in a severance program that we provide our Korean executives. This severance program provides executives with a one-time lump sum benefit at the time of separation, which benefit is calculated based on average monthly salary, years of service and seniority.

Perquisites and Personal Benefits.  In addition to the health and welfare benefits generally available to all salaried, full-time employees, Amkor also provides certain named executive officers with annual medical screening. Although they make up a small portion of total compensation for our named executive officers, the purpose of these compensation elements is to promote the continuous well-being of our executives, and to ensure that our most critical employees are able to devote their attention to our ongoing success.

In 2006, we also provided our U.S.-based named executive officers with leased automobiles, which were available for personal use, and reimbursed them for fuel expenses. In December 2006, we terminated our leased automobile program for U.S. executives. In connection with the termination of the program, we made one-time payments of $14,000 to each of Messrs. Khaykin, Joyce and Fusaro, which could be applied by each executive toward the purchase of his vehicle. The $14,000 amount approximated the cost to us to terminate each lease. We also provided a one-time benefit of $28,000 to Mr. James Kim in connection with the termination of this program and the sale of two company-owned vehicles to Mr. Kim. We continue to provide KyuHyun Kim with a company paid car.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code (the “Code”) imposes limitations on the deductibility for federal income tax purposes of compensation over $1 million paid to each of our five most highly paid executive officers in a taxable year. Compensation above $1 million may only be deducted if it is “performance-based compensation” within the meaning of the Code. Stock option awards generally are performance-based compensation meeting those requirements and, as such, are fully deductible provided that they have been granted by a committee whose members are non-employee directors. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, we have not adopted a policy requiring all compensation to be deductible. For 2006, certain amounts paid did not qualify as performance-based compensation and were not deductible.

Amkor’s stock option practices have been impacted by Statement of Financial Accounting Standards No. 123(R) Share-Based Payments (“SFAS No. 123(R)”). Pursuant to SFAS No. 123(R), we are required to record an expense on our income statement for all unvested stock options over their remaining vesting period.

Report of the Compensation Committee of the Board of Directors

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis for the fiscal year ended December 31, 2006. Based on the review and discussions, the Compensation Committee recommended to the Board of Directors, and the Board has approved, that the Compensation Discussion and Analysis be included in this Proxy Statement on Schedule 14A.

This report is submitted by the Compensation Committee.

Constantine N. Papadakis, Chair

Gregory K. Hinckley

Summary Compensation Table

The following table sets forth certain compensation information for our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers who were serving as executive officers (such five officers collectively, our “named executive officers”) at the end of 2006 for services rendered to us and our subsidiaries during 2006:

									Change in
									Pension
								Non-Equity	Value and
								Incentive	Non-Qualified
							Option	Plan	Deferred	All Other
						Stock	Awards	Compensation	Compensation	Compensation
Name and Principal Position	Year	Salary		Bonus		Awards	(1)(2)	(3)	Earnings	(4)		Total

James J. Kim	2006	$963,846		$1,040,000	(5)	$—	$257,152	$—	$—	$43,692		$2,304,690
Chief Executive Officer and Chairman
Kenneth T. Joyce	2006	337,692		175,000	(6)	—	104,450	300,000	—	28,594		945,736
Executive Vice President and Chief Financial Officer
Oleg Khaykin	2006	366,923		—		—	119,628	400,000	—	35,191		921,742
Executive Vice President and Chief Operating Officer
Kyu-Hyun Kim	2006	423,456	(7)	—		—	73,129	350,000	—	21,781	(7)	868,366	(7)
President, Amkor Technology Korea and Head of Worldwide Manufacturing
James M. Fusaro	2006	355,387	(8)	—		—	92,673	250,000	—	61,061		759,121
Corporate Vice President, Wire Bond Products

Notes

(1)	The amounts in the Option Awards column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with SFAS No. 123(R), and may include amounts from awards granted in and prior to 2006. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of these amounts are included in Note 3 to our Consolidated Financial Statements for the year ended December 31, 2006, included in our Annual Report on Form 10-K filed with the SEC on February 26, 2007. See the Grants of Plan-Based Awards Table below for information on options granted in 2006. These amounts reflect the accounting expense for these awards, and do not correspond to the actual value, if any, that will be recognized by the named executive officers.

(2)	In August 2004, the Compensation Committee of our Board of Directors approved the full vesting of all unvested outstanding employee stock options that were issued prior to July 1, 2004. As a result, the expense for those awards has already been recognized and is not included in the table. See the Outstanding Equity Awards at Fiscal Year End Table below for more information on outstanding stock option awards.

(3)	Amounts paid pursuant to the terms of the 2006 Bonus Plan, which contains both formula-based criteria and discretionary components (that apply only if certain financial criteria are met) which are described in more detail in the Compensation Discussion and Analysis above.

(4)	See the All Other Compensation Table below for additional information.

(5)	Represents the 2006 bonus approved by the Board of Directors based on the same criteria as set forth in the 2006 Bonus Plan described above.

(6)	Represents the special cash incentive award to recognize Mr. Joyce’s contributions on key projects during 2006, such as realignment of the debt components of our capital structure through a series of complex financings, which also resulted in a significant reduction in interest expense on a going forward basis.

(7)	The amounts have been converted from Korean Won based on the daily average rate for the year ended December 31, 2006 (955Won = $1USD).

(8)	We included $43,560 of ordinary income under the IRS rules governing the disposition of stock options.

All Other Compensation Table

All Other Compensation amounts in the Summary Compensation Table consist of the following:

						Proceeds from
						Amending	One-Time
						Outstanding	Auto	Collective		Insurance		Executive
	Auto		Tax Gross-		401(k)	Stock	Allowance	Insurance by		Obligated by		Medical
Name	Fringe(1)		Ups(2)		Match(3)	Options(4)	Payments(5)	Company(6)		Government(7)		Screening(8)	Total

James J. Kim	$6,437		$2,840		$6,000	$—	$28,000	$—		$—		$415	$43,692
Kenneth T. Joyce	5,109		2,426		6,000	—	14,000	—		—		1,059	28,594
Oleg Khaykin	9,272		4,403		6,000	—	14,000	—		—		1,516	35,191
KyuHyun Kim	13,429	(9)	1,178	(9)	—	—	—	97	(9)	7,077	(9)	—	21,781	(9)(10)
James M. Fusaro	10,916		5,185		6,000	24,960	14,000	—		—		—	61,061

Notes

(1)	Represents personal use of leased automobiles by us and related charges paid by us for our named executive officers as follows: Mr. J. Kim — $5,437 for personal use and $1,000 in fuel charges; Mr. Joyce — $4,125 for personal use and $984 in fuel charges; Mr. Khaykin — $7,750 for personal use and $1,522 in fuel charges; Mr. Fusaro — $9,750 for personal use and $1,166 in fuel charges. For KyuHyun Kim, represents the cost to us of the following automobile related items: $4,840 in repairs, $6,925 in fuel, $917 in tolls and parking fees, and $747 in insurance premiums.

(2)	Represents consideration paid by us to the executive for taxes related to company-provided perquisites.

(3)	Represents our matching contributions to the participants’ 401(k) accounts.

(4)	Represents consideration from us related to amending the exercise price of outstanding stock options to increase the exercise price to the fair market value on the date of grant.

(5)	Represents a one-time payment related to the termination of the program under which certain executives had the use of company-leased or company-owned automobiles.

(6)	Represents supplemental company-paid collective insurance premiums for a policy where Amkor is not the beneficiary.

(7)	Represents supplemental company-paid premiums for insurance for which we are not the beneficiary (as obligated by the Korean government).

(8)	Represents the cost to us of annual executive medical screening.

(9)	Converted from Korean Won based on the daily average rate for the year ended December 31, 2006 (955Won = $1USD).

(10)	We have access to a golf club membership that is used by Mr. KyuHyun Kim and other executives to entertain clients and for their personal use. Due to the flat fee nature of the membership and the fact that Mr. Kim is responsible for any personal charges incurred at the club, there is no incremental cost to us related to the personal use of the club membership and therefore no value has been ascribed to this item.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to stock option awards granted to the named executive officers for the fiscal year ended December 31, 2006.

								All	All
								Other	Other		Grant
								Stock	Option		Date
								Awards:	Awards:		Fair
								Number of	Number of	Exercise	Value of
								Shares of	Securities	or Base	Stock
								Stock	Underlying	Price of	and
	Grant	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			or	Options	Option	Option
Name	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	(#)(1)	Awards(2)	Awards(3)

James J. Kim	2/13/2006	—	—	—	—	—	—	—	95,000	$7.00	$462,234
Kenneth T. Joyce	2/13/2006	—	—	—	—	—	—	—	30,000	7.00	145,989
Oleg Khaykin	2/13/2006	—	—	—	—	—	—	—	35,000	7.00	170,297
KyuHyun Kim	2/13/2006	—	—	—	—	—	—	—	25,000	7.00	121,658
James M. Fusaro	2/13/2006	—	—	—	—	—	—	—	25,000	7.00	121,658

(1)	Represents the number of stock options granted to our named executive officers during our year ended December 31, 2006. These options were granted under the 1998 Stock Plan with a term of 10 years, subject to earlier termination upon certain events related to termination of employment. The options vest 100% twenty-four (24) months after the date of grant. Upon a qualified Retirement, the options will continue to vest for an additional twelve (12) months following the date of retirement. The optionee will then have thirty (30) days following such twelve (12) month period to exercise the option, provided that, in no event shall the option be exercisable beyond their expiration date.

(2)	All options were granted at fair market value (closing price for our common stock on the date of grant, as reported by Nasdaq).

(3)	The indicated present value amounts are based on the Black-Scholes option pricing model. For purposes of the Black-Scholes model, we assumed a volatility of 78.4%, a risk-free rate of return of 4.6%, a dividend yield of 0%, and an expected life of 5.8 years. Actual gains, if any, on exercise will be dependent on a number of factors, including our future performance and performance of our common stock, and overall market conditions as well as the holders’ continued employment through the vesting period. As a result, the indicated present values may vary substantially from actual realized values.

Outstanding Equity Awards at Fiscal Year-End

The following table shows the number of shares covered by both exercisable and non-exercisable stock options held by our named executive officers as of December 31, 2006. There are no other stock awards currently outstanding and held by our named executive officers.

				Equity
				Incentive
				Plan Awards:
	Number of	Number of		Number
	Securities	Securities		of Securities
	Underlying	Underlying		Underlying
	Unexercised	Unexercised		Unexercised	Option	Option
	Options	Options		Unearned	Exercise	Expiration
Name	Exercisable(#)(1)	Unexercisable(#)		Options(#)	Price	Date

James J. Kim	250,000	—		—	$10.79	2/22/2013
	250,000	—		—	10.79	4/4/2007
	250,000	—		—	12.40	6/26/2013
	31,250	28,750	(2)	—	5.31	11/12/2014
	—	95,000	(3)	—	7.00	2/13/2016

Kenneth T. Joyce	15,000	—		—	11.00	5/1/2008
	8,000	—		—	9.06	5/7/2009
	40,000	—		—	10.79	2/4/2011
	40,000	—		—	10.79	4/4/2012
	70,000	—		—	10.79	2/22/2013
	100,000	—		—	12.40	6/26/2013
	23,437	21,563	(2)	—	5.31	11/12/2014
	—	30,000	(3)	—	7.00	2/13/2016

Oleg Khaykin	150,000	—		—	9.18	5/12/2013
	10,000	—		—	12.40	6/26/2013
	26,041	23,959	(2)	—	5.31	11/12/2014
	—	35,000	(3)	—	7.00	2/13/2016

KyuHyun Kim	50,000	—		—	10.79	2/4/2011
	40,000	—		—	13.00	2/22/2012
	35,000	—		—	10.79	4/4/2012
	50,000	—		—	12.40	6/26/2013
	10,833	9,167	(4)	—	4.93	10/27/2014
	—	25,000	(3)	—	7.00	2/13/2016

James M. Fusaro	1,000	—		—	11.00	5/1/2008
	5,000	—		—	9.06	5/7/2009
	5,000	—		—	10.79	2/4/2011
	10,000	—		—	13.00	2/22/2012
	7,000	—		—	10.79	4/4/2012
	10,000	—		—	10.79	11/1/2012
	8,000	—		—	10.79	5/9/2013
	25,000	—		—	12.40	6/26/2013
	13,666	18,334	(5)	—	5.71	10/27/2014
	—	25,000	(3)	—	7.00	2/13/2016

(1)	During August 2004, the Compensation Committee of our Board of Directors approved the full vesting of all unvested outstanding employee stock options that were issued prior to July 1, 2004.

(2)	The option was granted on November 12, 2004 with the following vesting schedule: 25% of the options became exercisable 12 months after the grant date with 1/48th of the options becoming exercisable each month thereafter.

(3)	The option was granted on February 13, 2006 with the following vesting schedule: 100% of the options become exercisable 24 months after the grant date.

(4)	The option was granted on October 27, 2004 with the following vesting schedule: 25% of the options became exercisable 12 months after the grant date with 1/48th of the option shares becoming exercisable each month thereafter.

(5)	The option was granted on October 27, 2004 with the following vesting schedule: 25% of the option became exercisable 12 months after the grant date with 1/48th of the option shares becoming exercisable each month thereafter. In exchange for a cash payment of $24,960, these stock options were amended in December of 2006 to increase the exercise price from $4.93 to $5.71, the fair market value on the date of grant.

Option Exercises and Stock Vested

The following table shows all stock options exercised and the value realized upon exercise by the named executive officers during 2006. There are no stock awards currently outstanding and held by our named executive officers.

OPTION AWARDS
	Shares Acquired	Value Realized
Name	on Exercise(#)	on Exercise(1)

James J. Kim	—	—
Kenneth T. Joyce	—	—
Oleg Khaykin	—	—
KyuHyun Kim	—	—
James M. Fusaro	8,000	$43,560

(1)	The value realized equals the difference between the option exercise price and the fair market value of Amkor common stock on the date of exercise, multiplied by the number of shares for which the option was exercised.

Severance Benefits

None of our U.S. executives has a pension benefit or post-retirement health coverage arrangement provided by Amkor. KyuHyun Kim participates in a severance benefit program under which Korean executives are entitled to a one-time lump sum benefit at the time of separation. This amount is calculated based on average monthly salary, years of service and seniority. Under this severance benefit, Mr. KyuHyun Kim will be entitled to certain benefits upon termination of his employment with Amkor, as follows:

Event
Involuntary
	Voluntary	Early	Normal	Not for	For Cause	Change-in
Compensation Component	Resignation	Retirement	Retirement(1)	Cause	Termination	Control	Death	Disability

Korean Severance
Liability Plan	$1,834,393	$1,834,393	$1,834,393	$1,834,393	$1,834,393	$1,834,393	$1,834,393	$1,834,393
Form of Payment(2)(3)	Lump Sum	Lump Sum	Lump Sum	Lump Sum	Lump Sum	Lump Sum	Lump Sum	Lump Sum

Notes

(1)	There is no normal retirement age for executives under the Korean Severance Liability Plan. The values presented assume Mr. Kim’s termination of employment at December 31, 2006.

(2)	Mr. Kim’s benefit is payable in the form of a lump sum which is calculated directly based on average monthly salary, years of service and seniority on the date of separation. The lump sum is payable immediately upon separation without any adjustment. As such, there is no conversion of an annuity to a lump sum and, thus, no need for assumptions concerning either mortality or a discount rate.

(3)	The exchange rate from Korean Won to U.S. dollars was based on the spot rate on December 31, 2006 (930Won = $1USD).

Post Employment Compensation

As described in Compensation Discussion and Analysis above, our named executive officers are employees at will and do not have employment, change-in-control or severance agreements with us. The information and related tables presented below reflect the amount of compensation that would become payable to our named executive officers upon certain events if the named executive officer’s employment had terminated on December 31, 2006. The figures shown are based on Amkor’s closing stock price on that date and any actual amounts paid under these scenarios, should they occur in the future, may be different. For purposes of this section, we have excluded amounts that would become payable under programs that are generally available to Amkor’s salaried employees (e.g., our 401(k) plan and Company-provided life insurance).

Cash Payments upon Termination of Service

Amkor does not have any executive contracts or agreements that provide for cash severance payments for terminations of any kind for U.S.-based executives. Furthermore, there is no policy that obligates us to pay severance under any circumstances. In the past, we have had an informal practice regarding severance payments where employees whose service is involuntarily terminated due to a reduction in force have generally received three weeks of base salary pay for their first year of service and one week of base salary for every year of service thereafter. This practice and formula has been used typically for non-executive officers. For executives, our past practice has generally ranged from providing six to twelve months of base salary and in one case, approximately 24 months. Mr. KyuHyun Kim participates in a severance benefit plan whereby he will be entitled to certain benefits upon termination of employment with Amkor. These benefits are described under the Severance Benefits section above.

Treatment of Equity upon Termination

Our stock incentive plans and related award agreements provide that upon termination or death, unvested shares revert to the plans under which they were granted except upon a change of control or upon retirement for shares granted after April 4, 2001. The following table shows the additional vesting, if any, for unvested stock option awards and the exercise periods for vested stock option awards, if applicable, should the following events occur.

Treatment of Outstanding Stock Options upon Various Events
Involuntary
Voluntary	Normal	Not for	For Cause	Change in
Resignation	Retirement(1)(2)	Cause	Termination	Control	Death	Disability

No additional vesting; up to 3 months to exercise	No additional vesting; up to 12 months to exercise	No additional vesting; up to 3 months to exercise	No additional vesting; up to 3 months to exercise	Accelerated vesting (if not assumed); up to 90 days to exercise	No additional vesting; up to 12 months to exercise	No additional vesting; up to 12 months to exercise

(1)	Normal Retirement is defined as termination of service on or after the date when the sum of (i) the optionee’s age (rounded down to the nearest whole month), plus (ii) the number of years (rounded down to the nearest whole month) that the optionee has provided services equals or is greater than seventy-five (75).

(2)	Shares granted after April 4, 2001 will continue to vest for 12 months following the optionee’s retirement. The optionee has an additional 30 days after such 12 month period to exercise his or her options.

Based on the treatment outlined in the preceding table, the following table shows the value attributable to the acceleration of vesting for outstanding stock options, if applicable, under each event. The value shown is based on a termination date of December 31, 2006 using the closing price of our common stock on that date, which was $9.34.

	Gain Related to Accelerated Vesting of Outstanding Stock Options
			Involuntary
	Voluntary	Normal	Not for	For Cause	Change-in
Compensation Component	Resignation	Retirement	Cause	Termination	Control	Death	Disability

James J. Kim	$—	$60,450	$—	$—	$338,163	$—	$—
Kenneth T. Joyce	—	45,338	—	—	157,099	—	—
Oleg Khaykin	—	50,375	—	—	178,455	—	—
KyuHyun Kim	—	22,050	—	—	98,926	—	—
James M. Fusaro	—	36,300	—	—	125,052	—	—

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our outstanding common stock as of May 31, 2007 by:

•	each person or entity who is known by us to beneficially own 5% or more of our outstanding common stock;

•	each of our directors and one nominee for director; and

•	each named executive officer.

Beneficial Ownership(a)

	Number of Shares	Percentage Ownership
Name and Address	(#)(a)	(%)

James J. Kim Family Control Group(b)	87,446,924	44.92%
1900 S. Price Road, Chandler, AZ 85248
FMR Corp.(c)	26,074,645	14.42
82 Devonshire Street, Boston, MA 02109
Roger A. Carolin(d)	16,667	*
Winston J. Churchill(e)	79,534	*
James M. Fusaro(f)	90,500	*
Kenneth T. Joyce(g)	324,279	*
Gregory K. Hinckley(h)	70,334	*
Oleg Khaykin(i)	193,333	*
James J. Kim(j)	27,009,567	14.52
John T. Kim(k)	30,718,022	16.27
KyuHyun Kim(l)	196,696	*
John F. Osborne	—	*
Constantine N. Papadakis(m)	6,667	*
James W. Zug(n)	68,434	*
All directors and named executive officers(o)	58,774,033	30.15

*	Represents less than 1%.

(a)	The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. The information is not necessarily indicative of beneficial ownership for any other purpose. Under this rule, beneficial ownership includes any share over which the individual or entity has voting power or investment power. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock subject to options held by that person that will become exercisable on or before July 30, 2007 are deemed outstanding. Unless otherwise indicated, each person or entity has sole voting and investment power with respect to shares shown as beneficially owned.

(b)	Represents 27,009,567 shares held by James J. Kim of which 540,000 shares are issuable upon exercise of stock options that will become exercisable on or before July 30, 2007, and 4,672,897 shares that are issuable upon the conversion of convertible notes that are convertible at any time prior to the maturity date of December 1, 2013; 8,180,423 shares held by Agnes C. Kim; 15,792,457 shares held by David D. Kim, of which 1,335,113 shares are subject to shared voting and investment power; 21,682,909 shares held by Susan Y. Kim, of which 15,425,565 shares are subject to shared voting and investment power; 30,718,022 shares held by John T. Kim, of which 13,957,344 shares are held by the John T. Kim Trust of 12/31/87; 16,760,678 shares are subject to shared voting and investment power and 8,010,678 of these shares are issuable upon the conversion of convertible notes that are convertible at any time prior to the maturity date of December 1, 2013; 14,457,344 shares held by the David D. Kim Trust of 12/31/87; 6,257,344 shares held by the Susan Y. Kim Trust of 12/31/87; 2,733,334 shares held by the Trust U/D of Susan Y. Kim dated 4/16/98 f/b/o Alexandra

Panichello, all of which are subject to shared voting and investment power; 2,733,333 shares held by the Trust U/D of Susan Y. Kim dated 4/16/98 f/b/o Jacqueline Panichello, all of which are subject to shared voting and investment power; and 2,733,333 shares held by the Trust U/D of Susan Y. Kim dated 4/16/98 f/b/o Dylan Panichello, all of which are subject to shared voting and investment power; 817,557 shares held by The James and Agnes Kim Foundation, Inc. of which 667,557 shares are issuable upon the conversion of convertible notes that are convertible at any time prior to the maturity date of December 1, 2013; 1,345,113 shares, held by the Trust U/D of James J. Kim dated 10/3/94 f/b/o Jacqueline Mary Panichello; 1,345,113 shares held by the Trust U/D of James J. Kim dated 12/24/92 f/b/o Alexandra Kim Panichello; 1,345,113 shares held by the Trust U/D of James J. Kim dated 10/15/01 f/b/o Dylan James Panichello; 1,345,113 shares held by the Trust U/D of James J. Kim dated 10/15/01 f/b/o Allyson Lee Kim; 1,345,113 shares held by the Trust U/D of James J. Kim dated 11/17/03 f/b/o Jason Lee Kim, of which, with respect to each of the foregoing amounts of 1,345,113 shares, 1,335,113 shares are issuable upon the conversion of convertible notes that are convertible at any time prior to the maturity date of December 1, 2013 and all of which are subject to shared voting and investment power; 1,335,113 shares held by the Trust U/D of James J. Kim dated 11/11/05 f/b/o Children of David D. Kim, all of which are issuable upon the conversion of convertible notes that are convertible at any time prior to the maturity date of December 1, 2013 and are subject to shared voting and investment power; and 500,000 shares held by the Trust U/D of John T. Kim dated 10/27/04 f/b/o his children, all of which are subject to shared voting and investment power.

Each of the individuals, trusts, and the James and Agnes Kim Foundation, Inc., listed above, may be deemed members of the James J. Kim Family Control Group (the “James J. Kim Family”) under Section 13(d) of the Exchange Act on the basis that the trust agreement for certain of these trusts encourages the trustees of the trusts to vote the shares of common stock held by them, in their discretion, in concert with the James J. Kim Family and it is likely that the trustees of the other trusts will do the same. James J. and Agnes C. Kim are husband and wife. David D. Kim, John T. Kim and Susan Y. Kim are the children of James J. and Agnes C. Kim. Each of the David D. Kim Trust of December 31, 1987, the John T. Kim Trust of December 31, 1987 and the Susan Y. Kim Trust of December 31, 1987 has as their sole trustee David D. Kim, John T. Kim and Susan Y. Kim, respectively. Susan Y. Kim is the parent of Alexandra Panichello, Jacqueline Panichello and Dylan Panichello and is the co-trustee of each of her children’s trusts along with John T. Kim. These trusts are as follows: Trust U/D of Susan Y. Kim dated 4/16/98 f/b/o Alexandra Panichello, Trust U/D of Susan Y. Kim dated 4/16/98 f/b/o Jacqueline Panichello, and Trust U/D of Susan Y. Kim dated 4/16/98 f/b/o Dylan Panichello. John T. Kim established the “Trust U/D of John T. Kim dated 10/27/04 f/b/o his children” with himself and Susan Y. Kim as co-trustees. James J. Kim has established trusts for each of the children of Susan Y. Kim, John T. Kim, and David D. Kim as follows: Trust U/D of James J. Kim dated 10/3/94 f/b/o Jacqueline Mary Panichello (John T. Kim and Susan Y. Kim as co-trustees), Trust U/D of James J. Kim dated 12/24/92 f/b/o Alexandra Kim Panichello (John T. Kim and Susan Y. Kim as co-trustees), Trust U/D of James J. Kim dated 10/15/01 f/b/o Dylan James Panichello (John T. Kim and Susan Y. Kim as co-trustees), Trust U/D of James J. Kim dated 10/15/01 f/b/o Allyson Lee Kim (John T. Kim and Susan Y. Kim as co-trustees), Trust U/D of James J. Kim dated 11/17/03 f/b/o Jason Lee Kim (John T. Kim and Susan Y. Kim as co-trustees), the Trust U/D of James J. Kim dated 11/11/05 f/b/o Children of David D. Kim (John T. Kim and David D. Kim as co-trustees). The trustees of each trust may be deemed to be the beneficial owners of the shares held by such trust.

The James J. Kim Family may be deemed to have beneficial ownership of 87,446,924 shares or approximately 44.92% of the outstanding shares of common stock. Each of the foregoing persons stated that the filing of their beneficial ownership reporting statements shall not be construed as an admission that such person is, for the purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the shares of common stock reported as beneficially owned by the other such persons.

(c)	As reported by FMR Corp. and Edward C. Johnson 3d, chairman of FMR Corp., on a Schedule 13G/A filed with the SEC on February 14, 2007. FMR Corp. reported that it has sole voting power with respect to 2,201,382 shares and sole investment power for 26,074,645 shares. Mr. Johnson reported he has sole voting and investment power for 26,074,645 shares.

(d)	Includes 6,667 shares issuable upon the exercise of stock options that will become exercisable by Mr. Carolin on or before July 30, 2007.

(e)	Includes 58,334 shares issuable upon the exercise of stock options that will become exercisable by Mr. Churchill on or before July 30, 2007.

(f)	Includes 90,500 shares issuable upon the exercise of stock options that will become exercisable by Mr. Fusaro on or before July 30, 2007.

(g)	Includes 303,000 shares issuable upon the exercise of stock options that will become exercisable by Mr. Joyce on or before July 30, 2007.

(h)	Includes 58,334 shares issuable upon the exercise of stock options that will become exercisable by Mr. Hinckley on or before July 30, 2007.

(i)	Includes 193,333 shares issuable upon the exercise of stock options that will become exercisable by Mr. Khaykin on or before July 30, 2007.

(j)	Includes 540,000 shares issuable upon the exercise of options that will become exercisable on or before July 30, 2007 and 4,672,897 shares that are issuable upon the conversion of convertible notes that are convertible at any time prior to the maturity date of December 1, 2013. Does not include 8,180,423 shares owned by Agnes C. Kim, Mr. Kim’s spouse, of which Mrs. Kim has sole voting and investment power. Mr. James J. Kim disclaims beneficial ownership of such 8,180,423 shares. Does not include 817,557 shares held by the James and Agnes Kim Foundation, Inc. of which 667,557 shares are issuable upon the conversion of convertible notes that are convertible at any time prior to the maturity date of December 1, 2013. Mr. Kim disclaims beneficial ownership of such 817,557 shares.

(k)	Includes 6,667 shares issuable upon the exercise of options that will become exercisable on or before July 30, 2007 and 13,957,344 shares held by the John T. Kim Trust of 12/31/87, of which John T. Kim, has sole voting and investment power, and 16,760,678 shares held by various trusts established for the children of Susan Y. Kim, John T. Kim and David D. Kim, of which Mr. John T. Kim as co-trustee has shared voting and investment power; 8,010,678 of these shares are issuable upon conversion of convertible notes which are convertible at any time prior to the maturity date of December 1, 2013. Mr. John T. Kim disclaims beneficial ownership of such 16,760,678 shares.

(l)	Includes 188,750 shares issuable upon the exercise of stock options that will become exercisable by Mr. KH Kim on or before July 30, 2007.

(m)	Includes 6,667 shares issuable upon the exercise of stock options that will become exercisable by Dr. Papadakis on or before July 30, 2007.

(n)	Includes 36,667 shares issuable upon the exercise of stock options that will become exercisable by Mr. Zug on or before July 30, 2007.

(o)	Includes 1,488,919 shares issuable upon the exercise of stock options that will become exercisable on or before July 30, 2007, and 12,683,575 shares issuable upon the conversion of convertible notes that are convertible at any time prior to the maturity date of December 1, 2013.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the Securities and Exchange Commission (the “SEC”) and the National Association of Securities Dealers, Inc. Such officers, directors and ten-percent stockholders are also required by SEC rules to furnish Amkor with copies of all forms that they file pursuant to Section 16(a).

Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons that no other reports were required for such persons, Amkor believes that all Section 16(a) filing requirements applicable to our officers, directors and ten-percent stockholders were complied with in a timely fashion during 2006.

PROPOSAL TWO

APPROVAL OF THE 2007 EXECUTIVE INCENTIVE BONUS PLAN

On June 23, 2007 our Compensation Committee unanimously approved the 2007 Executive Incentive Bonus Plan (the “Bonus Plan”) and directed that the Bonus Plan be submitted to stockholders at the Annual Meeting. If approved by our stockholders, the plan will be effective January 1, 2008.

The purpose of the Bonus Plan is to motivate certain executives to achieve corporate or business unit performance objectives and to reward them when those objectives are satisfied.

Vote Required; Recommendation of the Board of Directors

The approval of the 2007 Executive Incentive Bonus Plan requires the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting.

The Board of Directors recommends a vote “FOR” Proposal Two, the approval of our Bonus Plan. Proxies solicited by the Board of Directors will be so voted unless stockholders specify otherwise in their proxies.

Description of the Bonus Plan

The following is a summary of the principal features of the Bonus Plan and its operation. The summary is qualified in its entirety by reference to the Bonus Plan itself set forth in Appendix A.

Eligibility.  Participants in the Bonus Plan are executive officers and key employees who are chosen at the discretion of the Chief Executive Officer and approved by the Compensation Committee. Our Chief Executive Officer, all of our Executive Vice Presidents, all of our Corporate Vice Presidents, and key employees are eligible to be considered for participation in the Bonus Plan. Because our executive officers are eligible to receive awards under the Bonus Plan, our executive officers have an interest in this proposal. No person is automatically entitled to participate in the Bonus Plan in any Bonus Plan year. We may also pay discretionary bonuses, or other types of compensation, outside of the Bonus Plan.

Purpose.  The purpose of the Bonus Plan is to motivate the participants to achieve our corporate and business unit performance objectives and to reward them when those objectives are satisfied. If certain requirements are satisfied, bonuses issued under the Plan may qualify as deductible “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

Administration.  The Bonus Plan will be administered by the Compensation Committee, consisting of no fewer than two members of the Board. With respect to incentive compensation that is intended to qualify as “performance-based compensation” within the meaning of Code Section 162(m), each member of the Compensation Committee who does not qualify as an “outside director” within the meaning of Section 162(m) of the Code will recuse themselves or abstain from acting with respect to Bonus Plan determinations and at least two members of the Compensation Committee who do qualify as “outside directors” shall make Bonus Plan determinations.

Determination of Awards.  Under the Bonus Plan, participants will be eligible to receive awards based upon the attainment and certification of certain performance criteria established by the Compensation Committee. The performance criteria the Compensation Committee may choose from may include one or more of the following:

•	annual revenue,

•	cash position,

•	earnings per share,

•	earnings before interest, taxes, depreciation and amortization,

•	free cash flow,

•	gross margin, measured as a percentage,

•	gross profit measured in dollars,

•	net cash provided by operations,

•	net income,

•	operating cash flow,

•	operating expenses,

•	operating income,

•	profit before tax,

•	return on assets,

•	return on equity,

•	return on gross fixed assets,

•	return on sales,

•	revenue growth, or

•	total stockholder return.

The performance criteria may differ for each participant and for each award and may be used to measure the performance of our business as a whole or one of our business units and may be measured relative to a peer group or index.

Our Compensation Committee retains the discretion to reduce or eliminate any award that would otherwise be payable pursuant to the Bonus Plan.

Payment of Awards.  All awards will be paid in cash as soon as is practicable following determination of the award, unless we establish a plan to permit deferral of bonus amounts, in which case awards will be paid pursuant to the timing requirements of that plan and applicable law. The Committee may also defer the payment of awards in its discretion, as necessary or desirable to preserve the deductibility of such awards under Code Section 162(m).

Maximum Award.  The amounts that will be paid pursuant to the Bonus Plan are not currently determinable. The maximum bonus payment that any participant may receive under the Bonus Plan in any year is the lesser of $3,000,000 or 200% of the participant’s base salary.

Amendment and Termination.  The Compensation Committee may amend, suspend or terminate the Bonus Plan, in whole or in part, at any time, including the adoption of amendments deemed necessary or desirable to correct any defect or supply omitted data or reconcile any inconsistency in the Bonus Plan or in any award granted thereunder. The Compensation Committee may amend or modify the Bonus Plan in any respect, or terminate the Bonus Plan, without the consent of any affected participant. However, in no event may such amendment or modification result in an increase in the amount of compensation payable pursuant to any award.

Indemnification.  Our Board of Directors and Compensation Committee are generally indemnified by the Company for any liability arising from claims relating to the Bonus Plan.

Federal Income Tax Consequences.  Under present federal income tax law, participants will recognize ordinary income equal to the amount of the award received in the year of receipt. That income will be subject to applicable income and employment tax withholding by the Company. If and to the extent that the Bonus Plan payments satisfy the requirements of Section 162(m) of the Code and otherwise satisfy the requirements for deductibility under federal income tax law, we will receive a deduction for the amount constituting ordinary income to the participant.

Awards to be Granted to Certain Individuals and Groups.  Awards under the Bonus Plan are determined based on actual future performance, so future actual awards cannot now be determined.

PROPOSAL THREE

APPROVAL OF THE 2007 EQUITY INCENTIVE PLAN

The stockholders are being asked to approve a new 2007 Equity Incentive Plan (the “Incentive Plan”). Our current 1998 Stock Plan and 1998 Director Option Plan (“Existing Plans”) will expire in 2008. The Board has approved the Incentive Plan, subject to approval from the stockholders at the Annual Meeting. If the stockholders approve the Incentive Plan, it will replace the Existing Plans as of January 1, 2008 and no further awards will be made under the Existing Plans thereafter. The Existing Plans, however, will continue to govern awards previously granted under each respective plan. If the stockholders do not approve the Incentive Plan, the Existing Plans will each remain in effect through the remainder of their respective terms.

The Board believes that long-term incentive compensation programs align the interests of management, employees and the stockholders to create long-term stockholder value. The Board believes that plans such as the Incentive Plan increase our ability to achieve this objective, especially, in the case of the Incentive Plan, by allowing for several different forms of long-term incentive awards, which the Board believes will help us to recruit, reward, motivate and retain talented personnel. The recent changes in the equity compensation accounting rules, which became effective for us on January 1, 2006, also make it important to have greater flexibility under the employee equity incentive plan. As the new equity compensation accounting rules come into effect for all companies, competitive equity compensation practices may change materially, especially as they pertain to the use of equity compensation vehicles other than stock options.

The Board believes strongly that the approval of the Incentive Plan is essential to our continued success. In particular, the Board believes that employees are our most valuable assets and that the awards permitted under the Incentive Plan are vital to attract and retain outstanding and highly skilled individuals in the extremely competitive labor markets in which we compete. Such awards also are crucial to our ability to motivate employees to achieve our goals.

Vote Required; Recommendation of the Board of Directors

The approval of the Incentive Plan requires the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting.

The Board of Directors unanimously recommends voting “FOR” the adoption of the 2007 Equity Incentive Plan and the number of shares reserved for issuance under the incentive plan.

Description of the 2007 Equity Incentive Plan

The following is a summary of the principal features of the Incentive Plan and its operation. The summary is qualified in its entirety by reference to the Incentive Plan itself set forth in Appendix B.

General.  The Incentive Plan provides for the grant of the following types of incentive awards: (i) stock options, (ii) restricted stock, (iii) restricted stock units, (iv) stock appreciation rights, (v) performance units and performance shares, and (vi) and other stock or cash awards. Each of these is referred to individually as an “Award.” Those who will be eligible for Awards under the Incentive Plan include employees, directors and consultants who provide services to the company and its parent or subsidiaries. As of May 31, 2007, approximately 23,000 employees and directors would be eligible to participate in the Incentive Plan.

Number of Shares of Common Stock Available Under the Incentive Plan.  The Board has reserved 17,000,000 shares of our common stock for issuance under the Incentive Plan. The shares may be authorized, but unissued, or reacquired common stock. As of May 31, 2007, no Awards have been granted under the Incentive Plan.

If we declare a dividend or other distribution or engages in a recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares or other securities of the Company, or other change in our corporate structure affecting our common stock, the Administrator will adjust the number and class of shares that may be delivered under the Incentive Plan, the number of shares issuable pursuant to options to be granted as formula option grants to outside directors, the number, class, and price of shares covered by each outstanding Award, and the numerical per-person limits on Awards.

Administration of the Incentive Plan.  The Board, or a committee of directors or of other individuals satisfying applicable laws and appointed by the Board (referred to herein as the “Administrator”), will administer the Incentive Plan. To make grants to certain officers and key employees, the members of the committee must qualify as “non-employee directors” under Rule 16b-3 of the Securities Exchange Act of 1934, and as “outside directors” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) so that the Company can receive a federal tax deduction for certain compensation paid under the Incentive Plan. Subject to the terms of the Incentive Plan, the Administrator has the sole discretion to select the employees, consultants, and directors who will receive Awards, determine the terms and conditions of Awards, to interpret the provisions of the Incentive Plan and outstanding Awards, and to institute and determine the terms and conditions of any exchange program or transfer program.

Options.  The Administrator is able to grant nonstatutory stock options and incentive stock options under the Incentive Plan. The Administrator determines the number of shares subject to each option, although the Incentive Plan provides that a participant may not receive options for more than 2,000,000 shares in any year, except in connection with his or her initial service as an employee with the Company, in which case he or she may be granted an option to purchase up to an additional 2,000,000 shares.

The Administrator determines the exercise price of options granted under the Incentive Plan, provided the exercise price must be at least equal to the fair market value of our common stock on the date of grant. In addition, the exercise price of an incentive stock option granted to any participant who owns more than 10% of the total voting power of all classes of our outstanding stock must be at least 110% of the fair market value of the common stock on the grant date.

The term of an option may not exceed ten (10) years, except that, with respect to any participant who owns 10% of the voting power of all classes of the Company’s outstanding capital stock, the term of an incentive stock option may not exceed five (5) years.

After a termination of service with us, a participant will be able to exercise the vested portion of his or her option for the period of time stated in the Award agreement. If no such period of time is stated in the participant’s Award agreement, the participant will generally be able to exercise his or her option for (i) three (3) months following his or her termination for reasons other than retirement, death or disability, or (ii) twelve (12) months following his or her termination due to retirement, death or disability. In no event may an option be exercised later than the expiration of its term.

Restricted Stock.  Awards of restricted stock are rights to acquire or purchase shares of our common stock, which vest in accordance with the terms and conditions established by the Administrator in its sole discretion. Notwithstanding the foregoing, restricted stock will vest over a minimum period of three (3) years from the date of grant, unless such restricted stock was granted based upon performance criteria in which case it will vest over a minimum of one (1) year from the date of grant. The Award agreement will generally grant us a right to repurchase or reacquire the shares upon the termination of the participant’s service with the Company for any reason (including death or disability). The Administrator will determine the number of shares granted pursuant to an Award of restricted stock, but no participant will be granted a right to purchase or acquire more than 1,000,000 shares of restricted stock during any fiscal year, except that a participant may be granted up to an additional 1,000,000 shares of restricted stock in connection with his or her initial employment with us.

Restricted Stock Units.  Awards of restricted stock units result in a payment to a participant only if the vesting criteria the Administrator establishes are satisfied. Notwithstanding the foregoing, restricted stock units will vest over a minimum period of three (3) years from the date of grant, unless such restricted stock units were granted based upon performance criteria in which case they will vest over a minimum of one (1) year from the date of grant. Upon satisfying the applicable vesting criteria, the participant will be entitled to the payout specified in the Award agreement. The Administrator, in its sole discretion, may pay earned restricted stock units in cash, shares, or a combination thereof. On the date set forth in the Award agreement, all unearned restricted stock units will be forfeited to us. The Administrator determines the number of restricted stock units granted to any participant, but no participant may be granted more than 1,000,000 restricted stock units during any fiscal year, except that the participant may be granted up to an additional 1,000,000 restricted stock units in connection with his or her initial employment with us.

Stock Appreciation Rights.  The Administrator will be able to grant stock appreciation rights, which are the rights to receive the appreciation in fair market value of common stock between the exercise date and the date of grant. We can pay the appreciation in either cash or shares of common stock. Stock appreciation rights will become exercisable at the times and on the terms established by the Administrator, subject to the terms of the Incentive Plan. The Administrator, subject to the terms of the Incentive Plan, will have complete discretion to determine the terms and conditions of stock appreciation rights granted under the Incentive Plan; provided, however, that the exercise price may not be less than 100% of the fair market value of a share on the date of grant. The term of a stock appreciation right may not exceed ten (10) years. No participant will be granted stock appreciation rights covering more than 1,000,000 shares during any fiscal year, except that a participant may be granted stock appreciation rights covering up to an additional 1,000,000 shares in connection with his or her initial service as an employee with us.

After termination of service with us, a participant will be able to exercise the vested portion of his or her stock appreciation right for the period of time stated in the Award agreement. If no such period of time is stated in a participant’s Award agreement, a participant will generally be able to exercise his or her stock appreciation right for (i) three (3) months following his or her termination for reasons other than retirement, death or disability, or (ii) twelve (12) months following his or her termination due to retirement, death or disability. In no event will a stock appreciation right be exercised later than the expiration of its term.

Performance Units and Performance Shares.  The Administrator will be able to grant performance units and performance shares, which are Awards that will result in a payment to a participant only if the performance goals or other vesting criteria the Administrator may establish are achieved or the Awards otherwise vest. The Administrator will establish performance or other vesting criteria in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to participants. Notwithstanding the foregoing, performance units and performance shares will vest over a minimum period of three (3) years from the date of grant, unless such performance units and performance shares were granted based upon performance criteria in which case they will vest over a minimum of one (1) year from the date of grant. Notwithstanding the foregoing, after the grant of performance units or shares, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such performance units or shares. During any fiscal year, no participant will receive more than 1,000,000 performance shares and no participant will receive performance units having an initial value greater than $5,000,000, except that a participant may be granted performance shares covering up to an additional 1,000,000 shares in connection with his or her initial employment with us. Performance units will have an initial dollar value established by the Administrator on or before the date of grant. Performance shares will have an initial value equal to the fair market value of a share of the Company’s common stock on the grant date.

Grants to Non-Employee Directors.  The Incentive Plan provides for automatic, non-discretionary option grants to non-employee directors. Each person who first becomes a non-employee director after the approval of the Incentive Plan by stockholders will be granted an option to purchase twenty thousand (20,000) shares on or about the date on which such person first becomes a non-employee director. In addition, commencing in 2008, each non-employee director will be granted an option to purchase ten thousand (10,000) shares on each date of the annual meeting of the stockholders of the Company, provided, if as of such date, the eligible director will have served on the Board of Directors for at least the preceding six (6) months. The exercise price of options granted to non-employee directors may not be less than 100% of the fair market value of a share on the date of grant and the term will be ten (10) years. Options granted to non-employee directors will vest and become exercisable as to one-third (1/3) of the shares subject to the option on each anniversary of its grant date, subject to the non-employee director’s continued service through such dates. The Administrator has the authority to adjust the terms of these automatic option grants, including the number of shares subject to the Award and the exercise prices, for Awards to be granted following the date the Administrator determines to make such adjustment. Non-employee directors are also eligible to receive discretionary Awards under the Incentive Plan.

Performance Goals.  Awards of restricted stock, restricted stock units, performance shares, performance units and other incentives under the Incentive Plan may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Code and may provide for a targeted level or levels of achievement including: annual revenue, cash position, free cash flow, earnings per share, earnings before interest, taxes, depreciation and amortization, gross margin, gross profit dollars, net cash provided by operations, net income, operating cash flow, operating expenses, operating income, profit before tax, return on assets, return on equity, return on gross fixed assets, return on sales, revenue growth, and total stockholder return. The performance goals may differ from participant to participant and from Award to Award and may be used to measure the performance of the Company’s business as a whole or one of the Company’s business units and may be measured relative to a peer group or index.

Transferability of Awards.  Awards granted under the Incentive Plan are generally not transferable, and all rights with respect to an Award granted to a participant generally will be available during a participant’s lifetime only to the participant.

Change of Control.  In the event of a change of control of the Company, each outstanding Award will be assumed or an equivalent option or right substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation, or the parent or subsidiary of the successor corporation, refuses to assume or substitute for the Award, the participant will fully vest in and have the right to exercise all of his or her outstanding options or stock appreciation rights, including shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on restricted stock will lapse, and, with respect to restricted stock units, performance shares and performance units, all performance goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met. In addition, if an option or stock appreciation right becomes fully vested and exercisable in lieu of assumption or substitution in the event of a change of control, the Administrator will notify the participant in writing or electronically that the option or stock appreciation right will be fully vested and exercisable for a period of time determined by the Administrator in its sole discretion, and the option or stock appreciation right will terminate upon the expiration of such period.

With respect to options granted to non-employee directors that are assumed or substituted, if on the date of or following the assumption or substitution, the non-employee director is terminated other than upon a voluntary resignation (unless the resignation is at the request of the Company’s acquirer), then the non-employee director will fully vest in and have the right to exercise all of his or her outstanding options or stock appreciation rights , including shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on restricted stock will lapse, and, with respect to restricted stock units, performance shares and performance units, all performance goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met.

Amendment and Termination of the Incentive Plan.  The Administrator will have the authority to amend, alter, suspend or terminate the Incentive Plan, except that stockholder approval will be required for any amendment to the Incentive Plan to the extent required by any applicable laws. No amendment, alteration, suspension or termination of the Incentive Plan will impair the rights of any participant, unless mutually agreed otherwise between the participant and the Administrator and which agreement must be in writing and signed by the participant and the Company. The Incentive Plan will terminate in 2017, unless the Board terminates it earlier.

Number of Awards Granted to Employees, Consultants, and Directors.  The number of Awards that an employee, director or consultant may receive under the Incentive Plan is at the discretion of the Administrator and therefore cannot be determined in advance. The following table sets forth (i) the aggregate number of shares of common stock subject to options granted under the Existing Plans during the year ended December 31, 2006, and

(ii) the average per share exercise price of such options. There were no shares issued pursuant to awards of stock purchase rights granted under the Existing Plans during the year ended December 31, 2006.

	Number of			Dollar Value of
	Options	Average Per Share	Number of Stock	Stock Purchase
Name of Individual or Group	Granted(#)	Exercise Price	Purchase Rights(#)	Rights

James J. Kim	95,000	$7.00	—	$—
Kenneth T. Joyce	30,000	7.00	—	—
Oleg Khaykin	35,000	7.00	—	—
KyuHyun Kim	25,000	7.00	—	—
James M. Fusaro	25,000	7.00	—	—
Roger A. Carolin	30,000	5.85	—	—
Winston J. Churchill	10,000	5.82	—	—
Gregory K. Hinckley	10,000	5.82	—	—
John T. Kim	10,000	5.82	—	—
Constantine N. Papadakis	10,000	5.82	—	—
James W. Zug	10,000	5.82	—	—
All executive officers, as a group	210,000	7.00	—	—
All directors who are not executive officers, as a group	80,000	5.83	—	—
All employees who are not executive officers, as a group	604,475	7.01	—	—

Federal Tax Aspects

The following paragraphs are a summary of the general federal income tax consequences to U.S. taxpayers and the Company of Awards granted under the Incentive Plan. Tax consequences for any particular individual may be different.

Nonstatutory Stock Options.  No taxable income is reportable when a nonstatutory stock option with an exercise price equal to the fair market value of the underlying stock on the date of grant is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value (on the exercise date) of the shares purchased over the exercise price of the option. Any taxable income recognized in connection with an option exercise by an employee of the Company is subject to tax withholding by the Company. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Incentive Stock Options.  No taxable income is reportable when an incentive stock option is granted or exercised (except for purposes of the alternative minimum tax, in which case taxation is the same as for nonstatutory stock options). If the participant exercises the option and then later sells or otherwise disposes of the shares more than two (2) years after the grant date and more than one (1) year after the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the shares before the end of the two (2) or one (1) year holding periods described above, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the option.

Stock Appreciation Rights.  No taxable income is reportable when a stock appreciation right with an exercise price equal to the fair market value of the underlying stock on the date of grant is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted Stock, Restricted Stock Units, Performance Units and Performance Shares.  A participant generally will not have taxable income at the time an Award of restricted stock, restricted stock units, performance shares or performance units are granted. Instead, he or she will recognize ordinary income in the first taxable year in which his or her interest in the shares underlying the Award becomes either (i) freely transferable, or (ii) no longer subject to substantial risk of forfeiture. However, the recipient of a restricted stock Award may elect to recognize income at the time he or she receives the Award in an amount equal to the fair market value of the shares underlying the Award (less any cash paid for the shares) on the date the Award is granted.

Tax Effect for the Company.  The Company generally will be entitled to a tax deduction in connection with an Award under the Incentive Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option). Special rules limit the deductibility of compensation paid to the Company’s Chief Executive Officer and to each of its four (4) most highly compensated executive officers. Under Section 162(m) of the Code, the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, the Company can preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) are met. These conditions include stockholder approval of the Incentive Plan, setting limits on the number of Awards that any individual may receive and for Awards other than certain stock options, establishing performance criteria that must be met before the Award actually will vest or be paid. The Incentive Plan has been designed to permit the Administrator to grant Awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m), thereby permitting the Company to continue to receive a federal income tax deduction in connection with such Awards.

Section 409A.  Section 409A of the Code, which was added by the American Jobs Creation Act of 2004, provides certain new requirements on non-qualified deferred compensation arrangements. These include new requirements with respect to an individual’s election to defer compensation and the individual’s selection of the timing and form of distribution of the deferred compensation. Section 409A also generally provides that distributions must be made on or following the occurrence of certain events (e.g., the individual’s separation from service, a predetermined date, or the individual’s death). Section 409A imposes restrictions on an individual’s ability to change his or her distribution timing or form after the compensation has been deferred. For certain individuals who are officers, subject to certain exceptions, Section 409A requires that such individual’s distribution commence no earlier than six months after such officer’s separation from service.

Awards granted under the Plan with a deferral feature will be subject to the requirements of Section 409A. If an Award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the Award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an Award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation. In addition, certain states have adopted similar provisions.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON PARTICIPANTS AND THE COMPANY WITH RESPECT TO THE GRANT AND EXERCISE OF AWARDS UNDER THE INCENTIVE PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

PROPOSAL FOUR

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee has approved the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007.

PricewaterhouseCoopers has served as our independent registered public accounting firm since 2000. The Board of Directors expects that representatives of PricewaterhouseCoopers will attend the Annual Meeting to make a statement if they desire to do so, and will be available to respond to appropriate questions.

We are asking our stockholders to ratify the selection of PricewaterhouseCoopers as our independent registered public accounting firm. Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of PricewaterhouseCoopers to our stockholders for ratification as a matter of good corporate practice. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

The Board unanimously recommends a vote FOR the ratification of appointment of
PricewaterhouseCoopers as our independent registered public accounting firm for 2007.

Fees Paid to PricewaterhouseCoopers

The following table shows the fees paid by us to PricewaterhouseCoopers LLP, our independent registered public accounting firm, or accrued by us for fiscal years 2006 and 2005.

	Year Ended
	December 31,
	2006	2005
	(In thousands)

Audit fees	$4,507	$3,017
Audit-related fees(a)	39	77
Tax fees(b)	620	749
All other fees	33	52

Total	$5,199	$3,895

(a)	Audit-related fees consist primarily of fees associated with employee benefit plan audits, accounting consultations, and due diligence related activity performed.

(b)	Tax fees consist of fees associated with tax compliance services.

Policy on Audit Committee’s Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Our Audit Committee is required to pre-approve the audit and non-audit services performed by our independent registered public accounting firm, PricewaterhouseCoopers, in accordance with the Amkor Audit and Non-Audit Services Pre-Approval Policy. This policy provides for pre-approval of audit, audit-related, tax services and other services specifically described by the Audit Committee. The policy also provides for the general approval of additional individual engagements, which, if they exceed certain pre-established thresholds, must be separately approved by the Audit Committee.

This policy authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services, provided that any such pre-approval decisions must be reported to the Audit Committee. All of the services provided by PricewaterhouseCoopers during the year ended December 31, 2006 were approved by the Audit Committee. Additionally, the Audit Committee concluded that the provision of such services by PricewaterhouseCoopers was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The role of the Audit Committee is to oversee Amkor’s accounting and financial reporting processes on behalf of the Board of Directors. The Audit Committee is comprised solely of independent directors, as defined in the Nasdaq listing standards and SEC regulations, and it operates under a written charter adopted by the Board of Directors. The Audit Committee reviews and reassesses the adequacy of the Audit Committee Charter on an annual basis.

The Audit Committee’s overall responsibility is one of oversight. Management is responsible for Amkor’s consolidated financial statements as well as for maintaining effective internal controls over financial reporting, disclosure controls and procedures, compliance with laws and regulations and applicable ethical business standards. The independent registered public accounting firm is responsible for performing audits of Amkor’s consolidated financial statements, management’s assessment of Amkor’s internal control over financial reporting and of the effectiveness of such internal controls in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and issuing reports thereon. The Audit Committee met with the independent registered public accounting firm, with and without management present, to discuss the results of their audits and the overall quality of the Company’s financial reporting.

In performing its oversight function, the Audit Committee:

(1) reviewed and discussed with management Amkor’s audited consolidated financial statements for the year ended December 31, 2006;

(2) discussed with Amkor’s independent registered public accounting firm the matters required to be discussed by the Statement of Auditing Standards No. 61, as amended, as adopted by the PCAOB in Rule 3200T; and

(3) received the written disclosures and the letter from Amkor’s independent registered public accounting firm required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees”, as adopted by the PCAOB in Rule 3600T, and has discussed with the independent registered public accounting firm such firm’s independence. The Audit Committee considered whether the provision of non-audit services by Amkor’s independent registered public accounting firm is compatible with maintaining the independence of the independent registered public accounting firm. The Audit Committee concluded that the independent registered public accounting firm is independent from Amkor and their management.

Based on all of the foregoing, the Audit Committee recommended to the Board of Directors that Amkor’s audited consolidated financial statements for the year ended December 31, 2006 be included in Amkor’s Annual Report on Form 10-K and filed with the Securities and Exchange Commission. The Audit Committee also selected PricewaterhouseCoopers as Amkor’s independent registered public accounting firm for the year ending December 31, 2007.

The foregoing report has been furnished by the following directors and members of the Audit Committee:

James W. Zug, Chair

Roger A. Carolin

Gregory K. Hinckley

INCORPORATION BY REFERENCE

The information contained above under the captions “Report of the Compensation Committee of the Board of Directors” and “Report of the Audit Committee of the Board of Directors” shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C, other than as provided therein, or to the liabilities of Section 18 of the Exchange Act of 1934, except to the extent that we specifically request such information be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act of 1933 of Exchange Act of 1934. In addition, this Proxy Statement contains references to several website addresses. The information on these websites is not part of this Proxy Statement.

ANNUAL REPORT ON FORM 10-K

Our annual report on Form 10-K for the year ended December 31, 2006 is being mailed prior to or with this proxy statement to stockholders entitled to notice of the Annual Meeting.

WE WILL PROVIDE EACH BENEFICIAL OWNER OF OUR SECURITIES AS OF THE RECORD DATE WITH A COPY OF THE COMPANY’S 2006 ANNUAL REPORT ON FORM 10-K INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, WITHOUT CHARGE, BY FIRST CLASS MAIL, PROMPTLY UPON RECEIPT OF A WRITTEN OR ORAL REQUEST FROM SUCH PERSON. SUCH REQUEST SHOULD BE DIRECTED TO AMKOR’S SECRETARY, AMKOR TECHNOLOGY, INC., 1900 SOUTH PRICE ROAD, CHANDLER, ARIZONA 85286, TELEPHONE: (480) 821-5000.

Appendix A

AMKOR TECHNOLOGY, INC.

2007 EXECUTIVE INCENTIVE BONUS PLAN

1.  Purposes of the Plan.  The Plan is intended to increase stockholder value and the success of the Company by motivating key executives to: (1) perform to the best of their abilities, and (2) achieve the Company’s objectives. The Plan’s goals are to be achieved by providing such executives with incentive awards based on the achievement of goals relating to the performance of the Company or upon the achievement of objectively determinable individual performance goals. The Plan is intended to permit the payment of bonuses that may qualify as performance-based compensation under Code section 162(m).

2.  Definitions.

(a) “Annual Revenue” means the Company’s or a business unit’s net sales for the Fiscal Year, determined in accordance with generally accepted accounting principles.

(b) “Award” means, with respect to each Participant, the award determined pursuant to Section 8(a) below for a Performance Period. Each Award is determined by a Payout Formula for a Performance Period, subject to the Committee’s authority under Section 8(a) to eliminate or reduce the Award otherwise payable.

(c) “Base Salary” means as to any Performance Period, the Participant’s annualized salary rate on the last day of the Performance Period. Such Base Salary shall be before both (i) deductions for taxes or benefits, and (ii) deferrals of compensation pursuant to Company-sponsored plans.

(d) “Board” means the Board of Directors of the Company.

(e) “Cash Position” means the Company’s or a business unit’s level of cash and cash equivalents.

(f) “Code” means the Internal Revenue Code of 1986, as amended.

(g) “Committee” means the Compensation Committee of the Board, or a sub-committee of the Compensation Committee, which shall, with respect to payments hereunder intended to qualify as performance-based compensation under Code Section 162(m), consist solely of two or more members of the Board who are not employees of the Company and who otherwise qualify as “outside directors” within the meaning of Section 162(m).

(h) “Company” means Amkor Technology, Inc. or any of its subsidiaries (as such term is defined in Code Section 424(f)).

(i) “Company Free Cash Flow” means as to any Fiscal Quarter or Fiscal Year, the Company’s or a business unit’s Net Cash Provided by Operations less payments for property, plant, and equipment determined in accordance with generally accepted accounting principles.

(j) “Determination Date” means the latest possible date that will not jeopardize a Target Award or an Award’s qualification as Performance-Based Compensation.

(k) “Earnings Per Share” means as to any Fiscal Quarter or Fiscal Year, the Company’s or a business unit’s Net Income, divided by a weighted average number of common shares outstanding and dilutive common equivalent shares deemed outstanding, determined in accordance with generally accepted accounting principles.

(l) “EBITDA” means as to any Fiscal Quarter or Fiscal Year, the Company’s or a business unit’s earnings before interest, depreciation and amortization determined in accordance with generally accepted accounting principles.

(m) “Fiscal Quarter” means a fiscal quarter of the Company.

(n) “Fiscal Year” means a fiscal year of the Company.

(o) “Gross Fixed Assets” means as to any Fiscal Quarter or Fiscal Year, the value of the Company’s assets intended for ongoing use in business operations, determined in accordance with generally accepted accounting principles.

(p) “Gross Margin” means as to any Fiscal Quarter or Fiscal Year, the Company’s or a business unit’s revenue less the cost of goods sold, determined in accordance with generally accepted accounting principles.

(q) “Gross Profit Dollars” means as to any Fiscal Quarter or Fiscal Year, the Company’s or a business unit’s revenue less cost of goods sold, determined in accordance with generally accepted accounting principles.

(r) “Maximum Award” means as to any Participant for any Performance Period, the lesser of (i) $3,000,000 or (ii) 200% of the Participant’s Base Salary.

(s) “Net Cash Provided by Operations” means as to any Fiscal Quarter or Fiscal Year, the Company’s or a business unit’s Net Income plus adjustments to reconcile Net Income to Net Cash Provided by Operations, determined in accordance with generally accepted accounting principles.

(t) “Net Income” means as to any Fiscal Quarter or Fiscal Year, the income after taxes of the Company or a business unit for the Fiscal Quarter or Fiscal Year determined in accordance with generally accepted accounting principles.

(u) “Operating Cash Flow” means the Company’s or a business unit’s sum of Net Income plus depreciation and amortization less capital expenditures plus changes in working capital comprised of accounts receivable, inventories, other current assets, trade accounts payable, accrued expenses, product warranty, advance payments from customers and long-term accrued expenses, determined in accordance with generally acceptable accounting principles.

(v) “Operating Expenses” means the sum of the Company’s or a business unit’s research and development expenses and selling and general and administrative expenses during a Fiscal Quarter or Fiscal Year.

(w) “Operating Income” means the Company’s or a business unit’s income from operations determined in accordance with generally accepted accounting principles.

(x) “Participant” means an executive officer or other key employee of the Company participating in the Plan for a Performance Period.

(y) “Payout Formula” means as to any Performance Period, the formula or payout matrix established by the Committee pursuant to Section 7 in order to determine the Awards (if any) to be paid to Participants. The formula or matrix may differ from Participant to Participant.

(z) “Performance-Based Compensation” means compensation that is intended to qualify as “performance-based compensation” within the meaning of Section 162(m).

(aa) “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee (in its discretion) to be applicable to a Participant with respect to an Award. As determined by the Committee, the Performance Goals applicable to an Award may provide for a targeted level or levels of achievement using one or more of the following measures: (i) Annual Revenue, (ii) Cash Position, (iii) Company Free Cash Flow, (iv) Earnings Per Share, (v) EBITDA, (vi) Gross Margin, (vii) Gross Profit Dollars, (viii) Net Cash Provided by Operations, (ix) Net Income, (x) Operating Cash Flow, (xi) Operating Expenses, (xii) Operating Income, (xiii) Profit Before Tax, (xiv) Return on Assets, (xv) Return on Equity, (xvi) Return on Gross Fixed Assets, (xvii) Return on Sales, (xviii) Revenue Growth, and (xix) Total Stockholder Return. The Performance Goals may differ from Participant to Participant and from Award to Award. Any criteria used may be (i) measured in absolute terms, (ii) compared to another company or companies, (iii) measured against the performance of the Company as a whole or a segment of the Company and/or (iv) measured on a pre-tax or post-tax basis (if applicable). Prior to the Determination Date, the Administrator will determine whether any significant element(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Participant. Any Performance Goals may be used to measure the performance of the Company as a whole or a business unit of the Company and may be measured relative to a peer group or index. The Performance Goals may differ from Participant to Participant and from Award to Award. Prior to the Determination Date, the Administrator will determine whether any significant element(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Participant. In all other respects, Performance Goals will be calculated in accordance with the Company’s financial statements, generally accepted accounting principles, or under a methodology established by the Administrator prior to the issuance of an Award, which is consistently applied and identified in the financial statements, including footnotes, or the management discussion and analysis section of the Company’s annual report.

(bb) “Performance Period” means any Fiscal Quarter or Fiscal Year, or such other longer period but not in excess of three Fiscal Years, as determined by the Committee in its sole discretion.

(cc) “Plan” means this 2007 Executive Incentive Bonus Plan.

(dd) “Plan Year” means the Company’s fiscal year.

(ee) “Profit Before Tax” means as to any Fiscal Quarter or Fiscal Year, the Company’s or a business unit’s net sales less all expenses (except for taxes, equity, and minority interest), determined in accordance with generally accepted accounting principles.

(ff) “Return on Assets” means the percentage equal to the Company’s or a business unit’s Operating Income before incentive compensation, divided by average net Company or business unit, as applicable, assets, determined in accordance with generally accepted accounting principles.

(gg) “Return on Equity” means the percentage equal to the Company’s or a business unit’s Net Income divided by average stockholder’s equity, determined in accordance with generally accepted accounting principles.

(hh) “Return on Gross Fixed Assets” means as to any Fiscal Quarter or Fiscal Year, the Company’s or a business unit’s annualized EBITDA divided by the total Gross Fixed Assets determined in accordance with generally accepted accounting principles.

(ii) “Return on Sales” means the percentage equal to the Company’s or a business unit’s Operating Income before incentive compensation, divided by the Company’s or the business unit’s, as applicable, revenue, determined in accordance with generally accepted accounting principles.

(jj) “Revenue Growth” means the Company’s or a business unit’s net sales for the Fiscal Quarter or Fiscal Year, determined in accordance with generally accepted accounting principles, compared to the net sales of the immediately preceding quarter.

(kk) “Section 162(m)” means Section 162(m) of the Code, or any successor to Section 162(m), as that Section may be interpreted from time to time by the Internal Revenue Service, whether by regulation, notice or otherwise.

(ll) “Target Award” means the target award payable under the Plan to a Participant for the Performance Period, expressed as a percentage of his or her Base Salary or a specific dollar amount, as determined by the Committee in accordance with Section 6.

(mm) “Total Stockholder Return” means the total return (change in share price plus reinvestment of any dividends) of a share of the Company’s common stock.

3.  Plan Administration.

(a) The Committee shall be responsible for the general administration and interpretation of the Plan and for carrying out its provisions. Subject to the requirements for qualifying compensation as Performance-Based Compensation, the Committee may delegate specific administrative tasks to Company employees or others as appropriate for proper administration of the Plan. Subject to the limitations on Committee discretion imposed under Section 162(m), the Committee shall have such powers as may be necessary to discharge its duties hereunder, including, but not by way of limitation, the following powers and duties, but subject to the terms of the Plan:

(i) discretionary authority to construe and interpret the terms of the Plan, and to determine eligibility, Awards and the amount, manner and time of payment of any Awards hereunder;

(ii) to prescribe forms and procedures for purposes of Plan participation and distribution of Awards; and

(iii) to adopt rules, regulations and bylaws and to take such actions as it deems necessary or desirable for the proper administration of the Plan.

(b) Any rule or decision by the Committee that is not inconsistent with the provisions of the Plan shall be conclusive and binding on all persons, and shall be given the maximum deference permitted by law.

4.  Eligibility.  The employees eligible to participate in the Plan for a given Performance Period shall be the Chief Executive Officer and other select executives and employees of the Company who are designated by the Committee in its sole discretion. No person shall be automatically entitled to participate in the Plan.

5.  Performance Goal Determination.  The Committee, in its sole discretion, shall establish the Performance Goals for each Participant for the Performance Period. Such Performance Goals shall be set forth in writing prior to the Determination Date.

6.  Target Award Determination.  The Committee, in its sole discretion, shall establish a Target Award for each Participant. Each Participant’s Target Award shall be determined by the Committee in its sole discretion, and each Target Award shall be set forth in writing prior to the Determination Date.

7.  Determination of Payout Formula or Formulae.  On or prior to the Determination Date, the Committee, in its sole discretion, shall establish a Payout Formula or Formulae for purposes of determining the Award (if any) payable to each Participant. Each Payout Formula shall (a) be set forth in writing prior to the Determination Date, (b) be based on a comparison of actual performance to the Performance Goals, (c) provide for the payment of a Participant’s Target Award if the Performance Goals for the Performance Period are achieved, and (d) provide for an Award greater than or less than the Participant’s Target Award, depending upon the extent to which actual performance exceeds or falls below the Performance Goals. Notwithstanding the preceding, in no event shall a Participant’s Award for any Performance Period exceed the Maximum Award.

8.  Determination of Awards; Award Payment.

(a) Determination and Certification.  After the end of each Performance Period and after receipt of the audit report of the Company’s financial statements from the Company’s auditors, the Committee shall certify in writing (which may be by approval of the minutes in which the certification was made) the extent to which the Performance Goals applicable to each Participant for the Performance Period were achieved or exceeded. The Award for each Participant shall be determined by applying the Payout Formula to the level of actual performance that has been certified by the Committee. Notwithstanding any contrary provision of the Plan, the Committee, in its sole discretion, may eliminate or reduce the Award payable to any Participant below that which otherwise would be payable under the Payout Formula but shall not have the right to increase the Award above that which would otherwise be payable under the Payout Formula.

(b) Right to Receive Payment.  Each Award under the Plan shall be paid solely from the general assets of the Company. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right to payment of an Award other than as an unsecured general creditor with respect to any payment to which he or she may be entitled. A Participant needs to be employed by the Company through the payment date in order to be eligible to receive an Award payout hereunder.

(c) Form of Distributions.  The Company shall distribute all Awards to the Participant in cash.

(d) Timing of Distributions.  Subject to Section 8(e) below, the Company shall distribute amounts payable to Participants as soon as is practicable following the determination and written certification of the Award for a Performance Period, but no later than the fifteenth day of the third month of the Fiscal Year following the determination and certification.

(e) Deferral.  The Committee may defer payment of Awards, or any portion thereof, to Participants as the Committee, in its discretion, determines to be necessary or desirable to preserve the deductibility of such amounts under Section 162(m). In addition, the Committee, in its sole discretion, may permit a Participant to defer receipt of the payment of cash that would otherwise be delivered to a Participant under the Plan. Any such deferral elections shall be subject to such rules and procedures as shall be determined by the Committee in its sole discretion.

9.  Term of Plan.  Subject to its approval at the 2007 annual meeting of the Company’s stockholders, the Plan shall first apply to the Company’s first Plan Year commencing following approval by the stockholders at the 2007 annual meeting. Once approved by the Company’s stockholders, the Plan shall continue for a term of five (5) years unless sooner terminated under Section 10 of the Plan.

10.  Amendment and Termination of the Plan.  The Committee may amend, modify, suspend or terminate the Plan, in whole or in part, at any time, including the adoption of amendments deemed necessary or desirable to correct any defect or to supply omitted data or to reconcile any inconsistency in the Plan or in any Award granted hereunder; provided, however, that no amendment, alteration, suspension or discontinuation shall be made which would (a) impair any payments to Participants made prior to such amendment, modification, suspension or termination, unless the Committee has made a determination that such amendment or modification is in the best interests of all persons to whom Awards have theretofore been granted; provided further, however, that in no event may such an amendment or modification result in an increase in the amount of compensation payable pursuant to such Award or (b) cause compensation that is, or may become, payable hereunder to fail to qualify as Performance-Based Compensation. To the extent necessary or advisable under applicable law, including Section 162(m), Plan amendments shall be subject to stockholder approval. At no time before the actual distribution of funds to Participants under the Plan shall any Participant accrue any vested interest or right whatsoever under the Plan except as otherwise stated in this Plan.

11.  Withholding.  Distributions pursuant to this Plan shall be subject to all applicable federal and state tax and withholding requirements.

12.  At-Will Employment.  No statement in this Plan should be construed to grant any employee an employment contract of fixed duration or any other contractual rights, nor should this Plan be interpreted as creating an implied or an expressed contract of employment or any other contractual rights between the Company and its employees. The employment relationship between the Company and its employees is terminable at-will. This means that an employee of the Company may terminate the employment relationship at any time and for any reason or no reason.

13.  Successors.  All obligations of the Company under the Plan, with respect to awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

14.  Indemnification.  Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any award, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

15.  Nonassignment.  The rights of a Participant under this Plan shall not be assignable or transferable by the Participant except by will or the laws of intestacy.

16.  Governing Law.  The Plan shall be governed by the laws of the State of Arizona, without regard to conflicts of law provisions thereunder.

Appendix B

AMKOR TECHNOLOGY, INC.

2007 EQUITY INCENTIVE PLAN

1.  Purposes of the Plan.  The purposes of this Plan are:

•	to attract and retain the best available personnel for positions of substantial responsibility,

•	to provide incentives to individuals who perform services to the Company, and

•	to promote the success of the Company’s business.

The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units, Performance Shares and other stock or cash awards as the Administrator may determine.

2.  Definitions.  As used herein, the following definitions will apply:

(a) “Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.

(b) “Annual Revenue” means the Company’s or a business unit’s net sales for the Fiscal Year, determined in accordance with generally accepted accounting principles.

(c) “Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(d) “Award” means, individually or collectively, a grant under the Plan of Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units, Performance Shares and other stock or cash awards as the Administrator may determine.

(e) “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(f) “Award Transfer Program” means any program instituted by the Committee which would permit Participants the opportunity to transfer any outstanding Awards to a financial institution or other person or entity approved by the Committee.

(g) “Board” means the Board of Directors of the Company.

(h) “Cash Position” means the Company’s or a business unit’s level of cash and cash equivalents.

(i) “Change in Control” means the occurrence of any of the following events:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities;

(ii) The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets;

(iii) A change in the composition of the Board occurring within a twelve (12)-month period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” means directors who either (A) are Directors as of the effective date of the Plan, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

(iv) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

(j) “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein will be a reference to any successor or amended section of the Code.

(k) “Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board in accordance with Section 4 hereof.

(l) “Common Stock” means the common stock of the Company.

(m) “Company” means Amkor Technology, Inc., a Delaware corporation, or any successor thereto.

(n) “Company Free Cash Flow” means as to any Fiscal Quarter or Fiscal Year, the Company’s or a business unit’s Net Cash Provided by Operations less payments for property, plant, and equipment determined in accordance with generally accepted accounting principles.

(o) “Consultant” means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services to such entity.

(p) “Determination Date” means the latest possible date that will not jeopardize the qualification of an Award granted under the Plan as “performance-based compensation” under Section 162(m) of the Code.

(q) “Director” means a member of the Board.

(r) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

(s) “Earnings Per Share” means as to any Fiscal Quarter or Fiscal Year, the Company’s or a business unit’s Net Income, divided by a weighted average number of common shares outstanding and dilutive common equivalent shares deemed outstanding, determined in accordance with generally accepted accounting principles.

(t) “EBITDA” means as to any Fiscal Quarter or Fiscal Year, the Company’s or a business unit’s earnings before interest, depreciation and amortization determined in accordance with generally accepted accounting principles.

(u) “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(v) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(w) “Exchange Program” means a program under which (i) outstanding Awards are surrendered or cancelled in exchange for Awards of the same type (which may have higher exercise prices and different terms), Awards of a different type, and/or cash, and/or (ii) the exercise price of an outstanding Award is increased. The Administrator will determine the terms and conditions of any Exchange Program in its sole discretion.

(x) “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq Global Market, the Nasdaq Global Select Market or the Nasdaq Capital Market, its Fair Market Value shall be the closing sales price for such stock (or, if no closing sales price was reported on that date, as applicable, on the last trading date such closing sales price was reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean between the high bid and low asked prices for the Common Stock on the day of determination (or, if no bids and asks were reported on that date, as applicable, on the last trading date such bids and asks were reported); or

(iii) In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Administrator.

(y) “Fiscal Quarter” means a fiscal quarter of the Company.

(z) “Fiscal Year” means the fiscal year of the Company.

(aa) “Gross Fixed Assets” means as to any Fiscal Quarter or Fiscal Year, the value of the Company’s assets intended for ongoing use in business operations, determined in accordance with generally accepted accounting principles.

(bb) “Gross Margin” means as to any Fiscal Quarter or Fiscal Year, the Company’s or a business unit’s revenue less the cost of goods sold, determined in accordance with generally accepted accounting principles.

(cc) “Gross Profit Dollars” means as to any Fiscal Quarter or Fiscal Year, the Company’s or a business unit’s revenue less cost of goods sold, determined in accordance with generally accepted accounting principles.

(dd) “Incentive Stock Option” means an Option that by its terms qualifies and is otherwise intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(ee) “Inside Director” means a Director who is an Employee.

(ff) “Net Cash Provided by Operations” means as to any Fiscal Quarter or Fiscal Year, the Company’s or a business unit’s Net Income plus adjustments to reconcile Net Income to Net Cash Provided by Operations, determined in accordance with generally accepted accounting principles.

(gg) “Net Income” means as to any Fiscal Quarter or Fiscal Year, the income after taxes of the Company or a business unit for the Fiscal Quarter or Fiscal Year determined in accordance with generally accepted accounting principles.

(hh) “Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(ii) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(jj) “Operating Cash Flow” means the Company’s or a business unit’s sum of Net Income plus depreciation and amortization less capital expenditures plus changes in working capital comprised of accounts receivable, inventories, other current assets, trade accounts payable, accrued expenses, product warranty, advance payments from customers and long-term accrued expenses, determined in accordance with generally acceptable accounting principles.

(kk) “Operating Expenses” means the sum of the Company’s or a business unit’s research and development expenses and selling and general and administrative expenses during a Fiscal Quarter or Fiscal Year.

(ll) “Operating Income” means the Company’s or a business unit’s income from operations determined in accordance with generally accepted accounting principles.

(mm) “Option” means a stock option granted pursuant to the Plan.

(nn) “Outside Director” means a Director who is not an Employee.

(oo) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(pp) “Participant” means the holder of an outstanding Award.

(qq) “Performance Goals” will have the meaning set forth in Section 12 of the Plan.

(rr) “Performance Period” means any Fiscal Year of the Company or such other period as determined by the Administrator in its sole discretion.

(ss) “Performance Share” means an Award denominated in Shares which may be earned in whole or in part upon attainment of Performance Goals or other vesting criteria as the Administrator may determine pursuant to Section 10.

(tt) “Performance Unit” means an Award which may be earned in whole or in part upon attainment of Performance Goals or other vesting criteria as the Administrator may determine and which may be settled for cash, Shares or other securities or a combination of the foregoing pursuant to Section 10.

(uu) “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

(vv) “Plan” means this 2007 Equity Incentive Plan.

(ww) “Profit Before Tax” means as to any Fiscal Quarter or Fiscal Year, the Company’s or a business unit’s net sales less all expenses (except for taxes, equity, and minority interest), determined in accordance with generally accepted accounting principles.

(xx) “Restricted Stock” means Shares issued pursuant to a Restricted Stock award under Section 7 of the Plan, or issued pursuant to the early exercise of an Option.

(yy) “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 8. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

(zz) “Retirement” means a Participant’s ceasing to be a Service Provider on or after the date when the sum in years of (i) the Participant’s age (rounded down to the nearest whole month), plus (ii) the number of years (rounded down to the nearest whole month) that the Participant has provided services to the Company equals or is greater than seventy-five (75).

(aaa) “Return on Assets” means the percentage equal to the Company’s or a business unit’s Operating Income before incentive compensation, divided by average net Company or business unit, as applicable, assets, determined in accordance with generally accepted accounting principles.

(bbb) “Return on Equity” means the percentage equal to the Company’s or a business unit’s Net Income divided by average stockholder’s equity, determined in accordance with generally accepted accounting principles.

(ccc) “Return on Gross Fixed Assets” means as to any Fiscal Quarter or Fiscal Year, the Company’s or a business unit’s annualized EBITDA divided by the total Gross Fixed Assets determined in accordance with generally accepted accounting principles.

(ddd) “Return on Sales” means the percentage equal to the Company’s or a business unit’s Operating Income before incentive compensation, divided by the Company’s or the business unit’s, as applicable, revenue, determined in accordance with generally accepted accounting principles.

(eee) “Revenue Growth” means the Company’s or a business unit’s net sales for the Fiscal Quarter or Fiscal Year, determined in accordance with generally accepted accounting principles, compared to the net sales of the immediately preceding quarter.

(fff) “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(ggg) “Section 16(b)” means Section 16(b) of the Exchange Act.

(hhh) “Service Provider” means an Employee, Director, or Consultant.

(iii) “Share” means a share of the Common Stock, as adjusted in accordance with Section 15 of the Plan.

(jjj) “Stock Appreciation Right” means an Award, granted alone or in connection with an Option, that pursuant to Section 9 is designated as a Stock Appreciation Right.

(kkk) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

(lll) “Total Stockholder Return” means the total return (change in share price plus reinvestment of any dividends) of a share of the Company’s common stock.

3.  Stock Subject to the Plan.

(a) Subject to the provisions of Section 15 of the Plan, the maximum aggregate number of Shares that may be awarded and sold under the Plan is seventeen million (17,000,000) Shares. The Shares may be authorized, but unissued, or reacquired Common Stock.

(b) Full Value Awards.  Any Shares subject to Restricted Stock, Restricted Stock Units, Performance Units, and Performance Shares will be counted against the numerical limits of this Section 3 as one and a half (1.5) Shares for every one (1) Share subject thereto. Further, if Shares acquired pursuant to any Restricted Stock, Restricted Stock Units, Performance Units, and Performance Shares are forfeited or repurchased by the Company and would otherwise return to the Plan pursuant to Section 3(c), one and a half (1.5) times the number of Shares so forfeited or repurchased will return to the Plan and will again become available for issuance.

(c) Lapsed Awards.  If an Award expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an Exchange Program, or, with respect to Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares, is forfeited to or repurchased by the Company due to failure to vest, the unpurchased Shares (or for Awards other than Options or Stock Appreciation Rights, the forfeited or repurchased Shares) which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). With respect to Stock Appreciation Rights, only Shares actually issued pursuant to a Stock Appreciation Right will cease to be available under the Plan; all remaining Shares under Stock Appreciation Rights will remain available for future grant or sale under the Plan (unless the Plan has terminated). Shares that have actually been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if Shares issued pursuant to Awards of Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units are repurchased by the Company or are forfeited to the Company, such Shares will become available for future grant under the Plan. Shares used to pay the exercise price of an Award or to satisfy the tax withholding obligations related to an Award will not become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. Notwithstanding the foregoing and, subject to adjustment as provided in Section 15, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 3(a), plus, to the extent allowable under Section 422 of the Code and the Treasury Regulations promulgated thereunder, any Shares that become available for issuance under the Plan pursuant to this Section 3(c).

(d) Share Reserve.  The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

4.  Administration of the Plan.

(a) Procedure.

(i) Multiple Administrative Bodies.  Different Committees with respect to different groups of Service Providers may administer the Plan.

(ii) Section 162(m).  To the extent that the Administrator determines it to be desirable to qualify Awards granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan will be administered by a Committee of two (2) or more “outside directors” within the meaning of Section 162(m) of the Code.

(iii) Rule 16b-3.  To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

(iv) Other Administration.  Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which Committee will be constituted to satisfy Applicable Laws.

(b) Powers of the Administrator.  Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:

(i) to determine the Fair Market Value;

(ii) to select the Service Providers to whom Awards may be granted hereunder;

(iii) to determine the number of Shares to be covered by each Award granted hereunder;

(iv) to approve forms of Award Agreements for use under the Plan;

(v) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine;

(vi) to determine the terms and conditions of any, and to institute any Exchange Program;

(vii) to determine the terms and conditions of any, and to institute any Award Transfer Program in accordance with Section 14(b).

(viii) to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(ix) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws;

(x) to modify or amend each Award (subject to Section 20(c) of the Plan), including but not limited to the discretionary authority to extend the post-termination exercisability period of Awards and to extend the maximum term of an Option (subject to Section 6(b) regarding Incentive Stock Options). Notwithstanding the previous sentence, without stockholder approval, the Administrator may not (1) modify or amend an Option or Stock Appreciation Right to reduce the exercise price of such Option or Stock Appreciation Right after it has been granted (except for adjustments made pursuant to Section 15), (2) cancel any outstanding Option or Stock Appreciation Right and immediately replace it with a new Option or Stock Appreciation Right with a lower exercise price, (3) cancel any outstanding Option or Stock Appreciation Right and immediately replace it with a new Restricted Stock, Restricted Stock Unit, Performance Unit, or Performance Share, or (4) cancel any outstanding Option in exchange for cash;

(xi) to allow Participants to satisfy withholding tax obligations in such manner as prescribed in Section 16;

(xii) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xiii) to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award pursuant to such procedures as the Administrator may determine; and

(xiv) to make all other determinations deemed necessary or advisable for administering the Plan.

(c) Effect of Administrator’s Decision.  The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards.

5.  Eligibility.  Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units and Performance Shares, and such other cash or stock awards as the Administrator determines may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

6.  Stock Options.

(a) Limitations.

(i) Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 16(a), Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.

(ii) The following limitations will apply to grants of Options:

(1) No Participant will be granted, in any Fiscal Year, Options to purchase more than 2,000,000 Shares.

(2) In connection with his or her initial service as an Employee, an Employee may be granted Options to purchase up to an additional 2,000,000 Shares, which will not count against the limit set forth in Section 6(a)(ii)(1) above.

(3) The foregoing limitations will be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 15.

(4) If an Option is cancelled in the same Fiscal Year in which it was granted (other than in connection with a transaction described in Section 15), the cancelled Option, as applicable, will be counted against the limits set forth in subsections (1) and (2) above.

(b) Term of Option.  The Administrator will determine the term of each Option in its sole discretion; provided, however, that the term will be no more than ten (10) years from the date of grant thereof. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

(c) Option Exercise Price and Consideration.

(i) Exercise Price.  The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, but will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant. In addition, in the case of an Incentive Stock Option granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant. Notwithstanding the foregoing provisions of this Section 6(c), Options may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.

(ii) Waiting Period and Exercise Dates.  At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.

(iii) Form of Consideration.  The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment to the extent permitted by Applicable Laws.

(d)  Exercise of Option.

(i) Procedure for Exercise; Rights as a Stockholder.  Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (i) notice of exercise (in such form as the Administrator specifies from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with any applicable withholding taxes). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 15 of the Plan.

Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(ii) Termination of Relationship as a Service Provider.  If a Participant ceases to be a Service Provider, other than upon the Participant’s termination as the result of the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iii) Disability of Participant.  If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iv) Death of Participant.  If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following Participant’s death. Unless otherwise provided by the Administrator, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(v) Retirement of Optionee.  If a Participant ceases to be a Service Provider as a result of the Participant’s Retirement, the Option will remain exercisable for twelve (12) months following Participant’s Retirement.

(vi) Other Termination.  A Participant’s Award Agreement may also provide that if the exercise of an Option following the termination of Participant’s status as a Service Provider (other than upon the Participant’s death or Disability) would result in liability under Section 16(b), then the Option will terminate on the earlier of (A) the expiration of the term of the Option set forth in the Award Agreement, or (B) the 10th day after the last date on which such exercise would result in such liability under Section 16(b). Finally, a Participant’s Award Agreement may also provide that if the exercise of the Option following the termination of the Participant’s status as a Service Provider (other than upon the Participant’s death or Disability) would be prohibited at any time solely because the issuance of Shares would violate the registration requirements under the Securities Act, then the Option will terminate on the earlier of (A) the expiration of the term of the Option, or (B) the expiration of a period of three (3) months after the termination of the Participant’s status as a Service Provider during which the exercise of the Option would not be in violation of such registration requirements.

7.  Restricted Stock.

(a) Grant of Restricted Stock.  Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

(b) Restricted Stock Agreement.  Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Notwithstanding the foregoing sentence, Restricted Stock will vest over a minimum period of three (3) years from the date of grant, unless such Restricted Stock was granted based upon performance criteria in which case it will vest over a minimum of one (1) year from the date of grant. Notwithstanding the foregoing sentence, during any Fiscal Year no Participant will receive more than an aggregate of 1,000,000 Shares of Restricted Stock. Notwithstanding the foregoing limitation, in connection with his or her initial service as an Employee, an Employee may be granted an aggregate of up to an additional 1,000,000 Shares of Restricted Stock. Unless the Administrator determines otherwise, the Company as escrow agent will hold Shares of Restricted Stock until the restrictions on such Shares have lapsed.

(c) Transferability.  Except as provided in this Section 7, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

(d) Other Restrictions.  The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

(e) Removal of Restrictions.  Except as otherwise provided in this Section 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction or at such other time as the Administrator may determine. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

(f) Voting Rights.  During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

(g) Dividends and Other Distributions.  During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares unless otherwise provided in the Award Agreement. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

(h) Return of Restricted Stock to Company.  On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.

(i) Section 162(m) Performance Restrictions.  For purposes of qualifying grants of Restricted Stock as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals will be set by the Administrator on or before the Determination Date. In granting Restricted Stock which is intended to qualify under Section 162(m) of the Code, the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals).

8.  Restricted Stock Units.

(a) Grant.  Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. Each Restricted Stock Unit grant will be evidenced by an Award Agreement that will specify such other terms and conditions as the Administrator, in its sole discretion, will determine, including all terms, conditions, and restrictions related to the grant, the number of Restricted Stock Units and the form of payout, which subject to Section 8(d), may be left to the discretion of the Administrator. Notwithstanding anything to the contrary in this Section 8(a), during any Fiscal Year of the Company, no Participant will receive more than an aggregate of 1,000,000 Restricted Stock Units. Notwithstanding the limitation in the previous sentence, in connection with his or her initial service as an Employee, an Employee may be granted an aggregate of up to an additional 1,000,000 Restricted Stock Units.

(b) Vesting Criteria and Other Terms.  The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. Notwithstanding the foregoing sentence, Restricted Stock Units will vest over a minimum period of three (3) years from the date of grant, unless such Restricted Stock Units were granted based upon performance criteria in which case they will vest over a minimum of one (1) year from the date of grant. The Administrator may set vesting criteria based upon the achievement of Company-wide, business unit, or individual goals (including, but not limited to, continued employment), or any other basis determined by the Administrator in its discretion.

(c) Earning Restricted Stock Units.  Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as specified in the Award Agreement.

(d) Form and Timing of Payment.  Payment of earned Restricted Stock Units will be made as soon as practicable after the date(s) set forth in the Award Agreement. The Administrator, in its sole discretion, may pay earned Restricted Stock Units in cash, Shares, or a combination thereof.

(e) Cancellation.  On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company.

(f) Section 162(m) Performance Restrictions.  For purposes of qualifying grants of Restricted Stock Units as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. In granting Restricted Stock Units which are intended to qualify under Section 162(m) of the Code, the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals). The Performance Goals will be set by the Administrator on or before the Determination Date.

9.  Stock Appreciation Rights.

(a) Grant of Stock Appreciation Rights.  Subject to the terms and conditions of the Plan, a Stock Appreciation Right may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.

(b) Number of Shares.  The Administrator will have complete discretion to determine the number of Stock Appreciation Rights granted to any Participant, provided that during any Fiscal Year, no Participant will be granted Stock Appreciation Rights covering more than 1,000,000 Shares. Notwithstanding the limitation in the previous sentence, in connection with his or her initial service as an Employee, an Employee may be granted Stock Appreciation Rights covering up to an additional 1,000,000 Shares.

(c) Exercise Price and Other Terms.  The Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Plan; provided, however, that the exercise price will be not less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant.

(d) Stock Appreciation Right Agreement.  Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(e) Expiration of Stock Appreciation Rights.  A Stock Appreciation Right granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement; provided, however, that the term will be no more than ten (10) years from the date of grant thereof. Notwithstanding the foregoing, the rules of Section 6(d) also will apply to Stock Appreciation Rights.

(f) Payment of Stock Appreciation Right Amount.  Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(i) The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(ii) The number of Shares with respect to which the Stock Appreciation Right is exercised.

At the discretion of the Administrator, the payment upon Stock Appreciation Right exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

10.  Performance Units and Performance Shares.

(a) Grant of Performance Units/Shares.  Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. The Administrator will have complete discretion in determining the number of Performance Units and Performance Shares granted to each Participant, provided that during any Fiscal Year, (i) no Participant will receive Performance Units having an initial value greater than $5,000,000, and (ii) no Participant will receive more than 1,000,000 Performance Shares. Notwithstanding the foregoing limitation, in connection with his or her initial service, a Service Provider may be granted up to an additional 1,000,000 Performance Shares.

(b) Value of Performance Units/Shares.  Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.

(c) Performance Objectives and Other Terms.  The Administrator will set performance objectives or other vesting provisions (including, without limitation, continued status as a Service Provider) in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Service Providers. Notwithstanding the foregoing sentence, Performance Units/Shares will vest over a minimum period of three (3) years from the date of grant, unless such Performance Units/Shares were granted based upon performance criteria in which case they will vest over a minimum of one (1) year from the date of grant. Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine. The Administrator may set performance objectives based upon the achievement of Company-wide, divisional, or individual goals, applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.

(d) Earning of Performance Units/Shares.  After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. After the grant of a Performance Unit/Share, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Unit/Share.

(e) Form and Timing of Payment of Performance Units/Shares.  Payment of earned Performance Units/Shares will be made as soon as practicable after the expiration of the applicable Performance Period. The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.

(f) Cancellation of Performance Units/Shares.  On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company, and again will be available for grant under the Plan.

(g) Section 162(m) Performance Restrictions.  For purposes of qualifying grants of Performance Units/Shares as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals will be set by the Administrator on or before the Determination Date. In granting Performance Units/Shares which are intended to qualify under Section 162(m) of the Code, the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals).

11.  Formula Option Grants to Outside Directors.

(a) General.  All grants of Options to Outside Directors pursuant to this Section 11 will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions:

(b) Type of Option.  All Options granted pursuant to this Section will be Nonstatutory Stock Options and, except as otherwise provided herein, will be subject to the other terms and conditions of the Plan.

(c) No Discretion.  No person will have any discretion to select which Outside Directors will be granted Options under this Section or to determine the number of Shares to be covered by such Options (except as provided in Sections 11(g) and 15).

(d) Initial Option.  Each person who first becomes an Outside Director following the effective date of the Plan will be automatically granted an Option to purchase twenty thousand (20,000) Shares (the “Initial Option”) on or about the date on which such person first becomes an Outside Director, whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy; provided, however, that an Inside Director who ceases to be an Inside Director, but who remains a Director, will not receive a First Option.

(e) Annual Option.  Each Outside Director will be automatically granted an Option to purchase ten thousand (10,000) Shares (an “Annual Option”) on each date of the annual meeting of the stockholders of the Company beginning in 2008, if as of such date, he or she will have served on the Board for at least the preceding six (6) months.

(f) Terms.  The terms of each Option granted pursuant to this Section 11 will be as follows:

(i) The term of the Option will be ten (10) years.

(ii) The exercise price per Share will be one hundred percent (100%) of the Fair Market Value per Share on the date of grant of the Option.

(iii) Subject to Section 15, the Option will vest and become exercisable as to one-third (1/3rd) of the Shares subject to the Option on each anniversary of its date of grant, provided that the Participant continues to serve as a Director through each such date.

(g) Adjustments.  The Administrator in its discretion may change and otherwise revise the terms of Options granted under this Section 11, including, without limitation, the number of Shares and exercise prices thereof, for Options granted on or after the date the Administrator determines to make any such change or revision.

(h) Other Awards.  Nothing in this Section 11 will limit the ability of the Administrator to grant all types of Awards under the Plan to Outside Directors in addition to the Options that are granted to them under this Section 11.

12.  Performance Goals.  The granting and/or vesting of Awards of Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units and other incentives under the Plan may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Code and may provide for a targeted level or levels of achievement (“Performance Goals”) including: (i) Annual Revenue, (ii) Cash Position, (iii) Company Free Cash Flow, (iv) Earnings Per Share, (v) EBITDA, (vi) Gross Margin, (vii) Gross Profit Dollars, (viii) Net Cash Provided by Operations, (ix) Net Income, (x) Operating Cash Flow, (xi) Operating Expenses, (xii) Operating Income, (xiii) Profit Before Tax, (xiv) Return on Assets, (xv) Return on Equity, (xvi) Return on Gross Fixed Assets, (xvii) Return on Sales, (xviii) Revenue Growth, and (xix) Total Stockholder Return. Any Performance Goals may be used to measure the performance of the Company as a whole or a business unit of the Company and may be measured relative to a peer group or index. The Performance Goals may differ from Participant to Participant and from Award to Award. Any criteria used may be (i) measured in absolute terms, (ii) compared to another company or companies, (iii) measured against the performance of the Company as a whole or a segment of the Company and/or (iv) measured on a pre-tax or post-tax basis (if applicable). Prior to the Determination Date, the Administrator will determine whether any significant element(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Participant. Any Performance Goals may be used to measure the performance of the Company as a whole or a business unit of the Company and may be measured relative to a peer group or index. The Performance Goals may differ from Participant to Participant and from Award to Award. Prior to the Determination Date, the Administrator will determine whether any significant element(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Participant. In all other respects, Performance Goals will be calculated in accordance with the Company’s financial statements, generally accepted accounting principles, or under a methodology established by the Administrator prior to the issuance of an Award, which is consistently applied and identified in the financial statements, including footnotes, or the management discussion and analysis section of the Company’s annual report.

13.  Leaves of Absence/Transfer Between Locations.  Unless the Administrator provides otherwise or except as required by Applicable Laws, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence. A Service Provider will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary. For purposes of Incentive Stock Options, no such leave may exceed ninety (90) days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then three (3) months following the ninety-first (91st) day of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

14.  Transferability of Awards.

(a) Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate.

(b) Award Transfer Program.  Notwithstanding any contrary provision of the Plan, the Administrator shall have all discretion and authority to determine and implement the terms and conditions of any Award Transfer Program instituted pursuant to this Section 14(b) and shall have the authority to amend the terms of any Award participating, or otherwise eligible to participate in, the Award Transfer Program, including (but not limited to) the authority to (i) amend (including to extend) the expiration date, post-termination exercise period and/or forfeiture conditions of any such Award, (ii) amend or remove any provisions of the Award relating to the Award holder’s continued service to the Company, (iii) amend the permissible payment methods with respect to the exercise or purchase of any such Award, (iv) amend the adjustments to be implemented in the event of changes in the capitalization and other similar events with respect to such Award, and (v) make such other changes to the terms of such Award as the Administrator deems necessary or appropriate in its sole discretion.

15.  Adjustments; Dissolution or Liquidation; Merger or Change in Control.

(a) Adjustments.  Subject to any required action by the stockholders of the Company, the number of shares of Common Stock which have been authorized for issuance under the Plan, including Shares as to which no Award have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Award, the number of Shares issuable pursuant to Options to be granted under Section 11 of the Plan, the number of Shares covered by each outstanding Award and/or the price per Share covered by each such outstanding Award, shall be proportionately adjusted for any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs such that an adjustment is determined by the Administrator (in its sole discretion) to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan. Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive. Notwithstanding the preceding, the number of Shares subject to any Award always shall be a whole number. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Award.

(b) Dissolution or Liquidation.  In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

(c) Change in Control.  In the event of a merger or Change in Control, each outstanding Award will be treated as the Administrator determines, including, without limitation, that each Award be assumed or an equivalent option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. The Administrator will not be required to treat all Awards similarly in the transaction.

In the event that the successor corporation does not assume or substitute for the Award, the Participant will fully vest in and have the right to exercise all of his or her outstanding Options and Stock Appreciation Rights, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Awards with performance-based vesting, all Performance Goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met. In addition, if an Option or Stock Appreciation Right is not assumed or substituted for in the event of a Change in Control, the Administrator will notify the Participant in writing or electronically that the Option or Stock Appreciation Right will be full vested and exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right will terminate upon the expiration of such period.

For the purposes of this Section 15(c), an Award will be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit, Performance Unit or Performance Share, for each Share subject to such Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.

Notwithstanding anything in this Section 15(c) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more Performance Goals will not be considered assumed if the Company or its successor modifies any of such Performance Goals without the Participant’s consent; provided, however, a modification to such Performance Goals only to reflect the successor corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

(d) Outside Director Awards.  With respect to Awards granted to an Outside Director that are assumed or substituted for, if on the date of or following such assumption or substitution the Participant’s status as a Director or a director of the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the Participant (unless such resignation is at the request of the acquirer), then the Participant will fully vest in and have the right to exercise Options and/or Stock Appreciation Rights as to all of the Shares underlying such Award, including those Shares which would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Performance Units and Performance Shares, all Performance Goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met.

16.  Tax Withholding.

(a) Withholding Requirements.  Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof), the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, foreign or other taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof).

(b) Withholding Arrangements.  The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation) (a) paying cash, (b) electing to have the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the amount required to be withheld, (c) delivering to the Company already-owned Shares having a Fair Market Value equal to the amount required to be withheld, or (d) selling a sufficient number of Shares otherwise deliverable to the Participant through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld. The amount of the withholding requirement will be deemed to include any amount which the Administrator agrees may be withheld at the time the election is made, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

17.  No Effect on Employment or Service.  Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company, nor will they interfere in any way with the Participant’s right or the Company’s right to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

18.  Date of Grant.  The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the

Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

19.  Term of Plan.  Subject to stockholder approval in accordance with Section 23 of the Plan, the Plan will become effective January 1, 2008. Unless sooner terminated under Section 20 of the Plan, it will continue in effect for a term of ten (10) years from the later of (a) the effective date of the Plan, or (b) the earlier of the most recent Board or stockholder approval of an increase in the number of Shares reserved for issuance under the Plan.

20.  Amendment and Termination of the Plan.

(a) Amendment and Termination.  The Board may at any time amend, alter, suspend or terminate the Plan.

(b) Stockholder Approval.  The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

(c) Effect of Amendment or Termination.  No amendment, alteration, suspension, or termination of the Plan will impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing (which may include e-mail) and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

21.  Conditions Upon Issuance of Shares.

(a) Legal Compliance.  Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

(b) Investment Representations.  As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

22.  Inability to Obtain Authority.  The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority will not have been obtained.

23.  Stockholder Approval.  The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

Amkor Technology®

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. [X]

Annual Meeting Proxy Card

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 – 4.

1. Election of Directors:

Nominee	For	Withhold	Nominee	For	Withhold	Nominee	For	Withhold
01 - James J. Kim	☐	☐	02 - Roger A. Carolin	☐	☐	03 - Winston J. Churchill	☐	☐
04 - John T. Kim	☐	☐	05 - Constantine N. Papadakis	☐	☐	06 - John F. Osborne	☐	☐
07 - James W. Zug	☐	☐						

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.   /   /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

7 3 A V

<STOCK#> 00R84E

a d d d d 4 000000000.000000 ext 000000000.000000 ext MR A SAMPLE 000000000.000000 ext 000000000.000000 ext DESIGNATION (IF ANY) 000000000.000000 ext 000000000.000000 ext ADD1 ADD 2 ADD 3 ADD 4 ADDS ADD 6
ling a Bak ink pen, mak voir votesvtth ai Xssdiowiin thisexanple. ReaB do not vote oilsde the desgnSed aes
Annud MefitingProwCard
T PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED EN\ELOPE. T
Q Proposes -TheBoffdof Dirators raDmmoick avoteFOR dl thenominees listedaidFOR Pronosds 2 -4. For Vthhold — 1. Election of Directors For Vthhold For Wihold i. 01 — JanesJ. Kim D n 02 — Bger/ Carolin n n 03 — Wiston J. Chuthill n D itine N. 04 -John! Kim n n 05 — Consta R oal*is n n 06 — John F. Oiome &nb sp; n n 07 — JaneslAZig n n For Aginst Atetan For A^nst Atetan 2. Approve the 2007 Execilive Incentive BonisRai. n n D 3. Approve the 2007 Equty Incentive Rai. n n D 4. Approve the ralficaion of the appointment of oir independent regidered pibic accouiting firm for 2007. n n D Ql Non-Wingltens Chaicfof Adtess — ReaB print newddresebelow —
H AuthoriadSigictures -This sedtion must hetDmrWedfor jpur voteto heoDunted -DeteaidSigi Bdow
Reae sgn exactly a>nane(^ ajpeashereon. Joint owiers^iodd ea;h sgn. Wen sgning satomey, execUor, aiminidrSor , corporal officer, tndee, gtaxiiai, orododiai, pleae give
fUl title. Dde (mm/dd/yyyy) — ReaB print die below SgnaVe 1 — ReaB keep sgnaHre vithin the box. SgnaVe 2 — ReaB keep sgnaire the box.

To our Stockholders
You are cordially invited to attend the Annual Meeting of Stockholders of Amkor “Technology, Inc. The Annual Meeting will be held on Monday,
August 6, 2007 A 10:00 am., at the Crown Plaza Valley Forge Hotel, located at 260 Mall Blvd., King of Prussia, PA 19406, tele phone (610) 265-7500.
The actions expected to be taken at the Annual Meeting are described in detail in the attached Proxy Statement and Notice of Annual Meeting of
Stockholders
We also encourage youto read the Annual Report. It includes information about our company, as well as our audited financial statements. dements A copy of our Annual Report was previously sent to you or is included with this Proxy Statement.
Please use this opportunity to take part in the affairs of Amkor by voting on the business to come before this meeting. Whether or not you plan to attend the meeting, please complete sign, date and return the accompanying projyin theffidosedpDsta^padffivdopB ^timing the proxy does NOT depri\e youof yoir right to dtend the meeting aid to \ote yoir shaesin person for the mdtersacted ipon A the meeting.
W look forvad to seeing youd the Annid Meeting.
Shcerely,
JamesJ. Kim
Cha’rmai of the Boad aid Chief Execili\e Officer
T PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED EN\ELOPE. T
Prcwy-Amkor Tahnolocy Inc
1900 South PriffiRoad Chaidff, Aria>na85286
THIS PROX1S SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS, AUGUST 6, 2007
“he mders’gned hereby appoints Janes J. Kim aid Kenneth T Joyce the proxies (each \ith pover to act aone aid \ith pover of s ibtitiiion) of the mders’gned to represent aid \ote the siaesof stock \taich the mders’gned isentitled to \ote A the Annid Meeting of Sockh oldersof Amkor “echnology, Inc. to be held on Aigiri 6,2007, aid A any postponement or adjoimment thereof, ashereindter specified, aid in their disr etion, ipon sch other mdters cBmay properly come before the meeting.
IF THIS CARD IS PROPERLYEECUTED, SHARES VLL BE VOTED IN THE MANNER DIRECTED HEREIN BYTHE UNDERSIGNED. IF NO DIRECTION IS MADE, THIS PROHTILL BE VOTED FOR ALL NOMINEES AND FOR PROPOSALS 2 - 4.
^6u a:eai<Durajdto spedfyjour dioiclyma-kingthepfopricteloes on there/ffsesiofe On mcttffs whidi jpu ob not spe dfyadioi^
your shares will he voted! n arorchicewith thereoDmmaidtion of Amkor’s Boardof Diredtors. Pleesema-k, sigi, dteaidrdu rn this poy
prom |ily usi ngtheaidosedeivdope
CONTINUED AND TO BE SIGNED ON THE RE\ERSE SIDE.